                                                                     EXHIBIT 2.1

                       AGREEMENT OF AFFILIATION AND MERGER

                                  BY AND AMONG

                           BLUE RIVER BANCSHARES, INC.

                                       AND

                               SHELBY COUNTY BANK

                                       AND

                           HEARTLAND BANCSHARES, INC.

                                       AND

                            HEARTLAND COMMUNITY BANK

                                 AUGUST 31, 2004

                                TABLE OF CONTENTS

SECTION 1 THE MERGERS...................................................................................      2

           1.01.     The Company Merger.................................................................      2

           1.02.     The Bank Merger....................................................................      4

           1.03.     Tax Free Reorganization............................................................      4

SECTION 2 CONSIDERATION.................................................................................      4

           2.01.     Conversion of Heartland Common Stock...............................................      4

           2.02.     No Fractional Shares...............................................................      4

           2.03.     Distribution of Blue River Common Stock and Cash...................................      5

           2.04.     Treatment of Heartland Stock Options...............................................      6

SECTION 3 DISSENTING SHAREHOLDERS.......................................................................      7

SECTION 4 REPRESENTATIONS AND WARRANTIES OF HEARTLAND...................................................      8

           4.01.     Organization and Authority.........................................................      9

           4.02.     Authorization......................................................................      9

           4.03.     Capitalization.....................................................................     11

           4.04.     Organizational Documents...........................................................     13

           4.05.     Compliance with Law................................................................     13

           4.06.     Litigation and Pending Proceedings.................................................     13

           4.07.     Financial Statements and Reports...................................................     14

           4.08.     Properties, Contracts, and Agreements..............................................     14

           4.09.     Absence of Undisclosed Liabilities.................................................     15

           4.10.     Title to Assets....................................................................     16

           4.11.     Employee Benefit Plans.............................................................     16

           4.12.     Labor Matters......................................................................     18

           4.13.     Environmental Matters..............................................................     18

           4.14.     Tax Matters........................................................................     19

           4.15.     Risk Management....................................................................     20

           4.16.     Books and Records..................................................................     20

           4.17.     Loans..............................................................................     20

           4.18.     Shareholder Rights Plan............................................................     21

           4.19.     Deposit Insurance..................................................................     21

           4.20.     Insurance..........................................................................     21

           4.21.     Broker's, Finder's or Other Fees...................................................     21

           4.22.     Interim Events.....................................................................     21

           4.23.     Regulatory Filings.................................................................     22

           4.24.     Indemnification Agreements.........................................................     22

           4.25.     Shareholder Approval...............................................................     23

           4.26.     CRA Rating.........................................................................     23

           4.27.     Capital Requirements...............................................................     23

           4.28.     Accuracy of Statements Made and Materials Provided to Blue River...................     23

SECTION 5 REPRESENTATIONS AND WARRANTIES OF BLUE RIVER AND SHELBY COUNTY BANK...........................     24

           5.01.     Organization and Authority.........................................................     25

           5.02.     Authorization......................................................................     25

           5.03.     Capitalization.....................................................................     27

           5.04.     Shares to be issued in the Company Merger..........................................     29

           5.05.     Organizational Documents...........................................................     29

           5.06.     Compliance with Law................................................................     29

           5.07.     Litigation and Pending Proceedings.................................................     30

           5.08.     Financial Statements and Reports...................................................     30

           5.09.     Properties, Contracts, and Agreements..............................................     31

           5.10.     Absence of Undisclosed Liabilities.................................................     32

           5.11.     Title to Assets....................................................................     32

           5.12.     Employee Benefit Plans.............................................................     33

           5.13.     Labor Matters......................................................................     35

           5.14.     Environmental Matters..............................................................     35

           5.15.     Tax Matters........................................................................     36

           5.16.     Risk Management....................................................................     36

           5.17.     Books and Records..................................................................     36

           5.18.     Loans..............................................................................     36

           5.19.     Shareholder Rights Plan............................................................     37

           5.20.     Deposit Insurance..................................................................     37

           5.21.     Insurance..........................................................................     37

           5.22.     Broker's, Finder's or Other Fees...................................................     38

           5.23.     Interim Events.....................................................................     38

           5.24.     Regulatory Filings.................................................................     38

           5.25.     Indemnification Agreements.........................................................     39

           5.26.     Shareholder Approval...............................................................     39

           5.27.     CRA Rating.........................................................................     39

           5.28.     Capital Requirements...............................................................     39

           5.29.     Accuracy of Statements Made and Materials Provided to Heartland....................     39

SECTION 6 COVENANTS OF HEARTLAND AND HEARTLAND BANK.....................................................     40

           6.01.     Shareholder Approval...............................................................     40

           6.02.     SEC Registration...................................................................     41

           6.03.     Other Approvals and Actions........................................................     41

           6.04.     Conduct of Business................................................................     42

           6.05.     Preservation of Business...........................................................     45

           6.06.     Other Negotiations.................................................................     45

           6.07.     Restrictions Regarding Affiliates..................................................     46

           6.08.     Press Releases.....................................................................     46

           6.09.     Disclosure Schedule Update.........................................................     46

           6.10.     Information, Access Thereto, Confidentiality.......................................     47

           6.11.     Subsequent Heartland Financial Statements..........................................     48

           6.12.     Employee Benefits..................................................................     48

           6.13.     Redemption of Rights...............................................................     48

           6.14.     Reports............................................................................     49

           6.15.     Indemnification....................................................................     49

           6.16.     Adverse Actions....................................................................     50

SECTION 7 COVENANTS OF BLUE RIVER AND SHELBY COUNTY BANK................................................     50

           7.01.     Shareholder Approval...............................................................     51

           7.02.     SEC Registration...................................................................     51

           7.03.     Other Approvals and Actions........................................................     52

           7.04.     Conduct of Business................................................................     53

           7.05.     Preservation of Business...........................................................     56

           7.06.     Other Negotiations.................................................................     56

           7.07.     Press Releases.....................................................................     57

           7.08.     Blue River Disclosure Schedule Update..............................................     57

           7.09.     Information, Access Thereto, Confidentiality.......................................     57

           7.10.     Subsequent Blue River Financial Statements.........................................     59

           7.11.     Employee Benefits..................................................................     59

           7.12.     Reports............................................................................     59

           7.13.     Indemnification....................................................................     60

           7.14.     Adverse Actions....................................................................     61

           7.15.     By-Law Amendments; Directors; Officers; Resignations...............................     61

SECTION 8 CONDITIONS PRECEDENT TO THE MERGERS...........................................................     61

           8.01.     Blue River.........................................................................     61

           8.02.     Heartland..........................................................................     63

SECTION 9 TERMINATION OF MERGERS........................................................................     66

           9.01.     Manner of Termination..............................................................     66

           9.02.     Effect of Termination..............................................................     68

SECTION 10 CLOSING......................................................................................     68

           10.01.    Closing Date and Place.............................................................     68

           10.02.    Deliveries.........................................................................     68

SECTION 11 MISCELLANEOUS................................................................................     69

           11.01.    Non-survival of Representations, Warranties and Agreements.........................     69

           11.02.    Binding Effect; Assignment.........................................................     69

           11.03.    Waiver; Amendment..................................................................     69

           11.04.    Notices............................................................................     70

           11.05.    Headings...........................................................................     71

           11.06.    Severability.......................................................................     71

           11.07.    Counterparts.......................................................................     71

           11.08.    Governing Law; Enforcement; Specific Performance; Jury Trial.......................     71

           11.09.    Entire Agreement...................................................................     71

           11.10.    Expenses...........................................................................     72

           11.11.    Certain References.................................................................     72

                       AGREEMENT OF AFFILIATION AND MERGER

      THIS AGREEMENT OF AFFILIATION AND MERGER (the "Agreement") is made and entered into, effective as of the 31st day of August, 2004, by and among Blue River Bancshares, Inc. ("Blue River"), Shelby County Bank, Heartland Bancshares, Inc. ("Heartland") and Heartland Community Bank ("Heartland Bank").

                                   WITNESSETH:

      WHEREAS, Blue River is an Indiana corporation registered as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"), with its principal office located in Shelbyville, Shelby County, Indiana; and

      WHEREAS, Blue River is the sole owner, directly or indirectly, of all of the outstanding capital stock of Shelby County Bank and Unified Banking Company ("Unified") (collectively, the "Blue River Subsidiaries"); and

      WHEREAS, Heartland is an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") with its principal office located in Franklin, Johnson County, Indiana; and

      WHEREAS, Heartland is the sole owner, directly or indirectly, of all of the outstanding capital stock of Heartland Bank; and

      WHEREAS, Blue River and Heartland seek to affiliate through a corporate reorganization whereby Heartland will merge with and into Blue River, with Blue River surviving the merger and continuing under the changed name "Heartland Bancshares, Inc.";

      WHEREAS, immediately following the merger of Heartland into Blue River, Shelby County Bank will merge with and into Heartland Bank, with Heartland Bank surviving the merger and continuing under the name "Heartland Community Bank";

      WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) as a condition and inducement to Blue River's willingness to enter into this Agreement and the Blue River Stock Option Agreement referred to below, Blue River and Heartland are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "Heartland Stock Option Agreement") pursuant to which Heartland is granting to Blue River an option to purchase shares of Common Stock, no par value, of Heartland (the "Heartland Common Stock"); and (ii) as a condition and inducement to Heartland's willingness to enter into this Agreement and the Heartland Stock Option Agreement, Heartland and Blue River are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit B (the "Blue River Stock Option Agreement"; and collectively with the Heartland Stock Option Agreement, the "Option Agreements"), pursuant to which Blue River is granting to Heartland an option to purchase shares of Common Stock, no par value per share, of Blue River (the "Blue River Common Stock");

      WHEREAS, Blue River, Shelby County Bank, Heartland and Heartland Bank intend for the Mergers (as defined herein) to qualify as reorganizations within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result; and

      WHEREAS, the respective Boards of Directors of each of Blue River, Shelby County Bank, Heartland and Heartland Bank have determined that it is in the best interests of their respective corporations or banks to consummate the business combinations and other transactions contemplated by this Agreement and that such transactions are consistent with, and in furtherance of, their respective business strategies and goals, and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

      NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and in the Option Agreements and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Heartland with and into Blue River and Shelby County Bank with and into Heartland Bank and the mode of carrying such Mergers into effect as follows:

                                    SECTION 1

                                   THE MERGERS

      1.01. The Company Merger.

      (a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.01(b) hereof), Heartland shall merge with and into Blue River (the "Company Merger") pursuant to the provisions of the Indiana Business Corporation Law ("IBCL"). The Company Merger is subject to the Bank Merger (as defined in Section 1.02 hereof) occurring immediately after the Company Merger, and if the Bank Merger will not close immediately thereafter, the Company Merger shall not occur. Blue River (sometimes hereinafter referred to as the "Surviving Corporation") shall survive the Company Merger and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the IBCL.

      (b) Effective Time. Upon the terms and subject to the conditions specified in this Agreement, unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Company Merger to become effective at 5:00 p.m. on the last business day of the month (the "Effective Time") during which each of the following has been satisfied: (a) the fulfillment of all conditions precedent to the Mergers set forth in Section 8 of this Agreement (other than conditions relating solely to the delivery of documents dated as of the Closing Date, and conditions that may be waived pursuant to applicable law and have been waived by the party entitled to the benefits thereof), and (b) the expiration of all waiting periods, if any, in connection with any regulatory application filed for the approval of the Transaction. The closing of the Mergers shall take place at the law offices of Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204 at 11:00 a.m., local time, on the date that the Effective Time occurs (the "Closing Date"), or on such other date and/or at such other place and time as the parties may agree.

      (c) Name. The name of the Surviving Corporation shall be "Heartland Bancshares, Inc." Its principal office shall be located at 20 N. Meridian Street, Suite 800A, Indianapolis, Marion County, Indiana.

      (d) Executive Officers. As of the Effective Time, the following named persons will be elected to serve as the executive officers of the Surviving Corporation, holding the offices listed next to their names, until the next annual meeting of the Board of Directors, and until their successor or successors are elected and qualified or until their earlier resignation, death, or removal from office:

      NAME                                        OFFICE
      ----                                        ------
Russell Breeden, III               Chairman and Chief Executive Officer

Jeffery D. Joyce                   Chief Financial Officer

Randy J. Collier                   Executive Vice President, Secretary
                                   and Chief Credit Officer

Steven L. Bechman                  Executive Vice President

      (e) Directors. As of the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of nine persons and the following named individuals will be elected as directors of the Corporation in the Class and for the term set forth next to their names, to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office:

              NAME                                     CLASS                             TERM EXPIRING
              ----                                     -----                             -------------
Russell Breeden, III (Chairman)                          I                                    2006

John Norton                                              I                                    2006

Patrick A. Sherman                                       I                                    2006

Steven R. Abel                                          II                                    2007

Gordon Dunn                                             II                                    2007

Steven L. Bechman                                       II                                    2007

Wayne C. Ramsey                                         III                                   2008

John R. Owens                                           III                                   2008

Michael Jarvis                                          III                                   2008

      (f) Articles of Incorporation and By-Laws. The Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as set forth on Exhibit C hereto at the Effective Time and shall remain the Articles of Incorporation of the Surviving Corporation until such Articles of Incorporation shall be further amended in accordance with applicable law. The By-Laws of Blue River shall be amended by action of the Board of Directors of Blue River, in accordance with Section 7.15(a) of this Agreement, effective the Effective Time, and such amended By-Laws shall constitute the Bylaws of the Surviving Corporation following the Effective Time until such By-Laws shall be further amended in accordance with applicable law.

      (g) Effect of the Company Merger. The Merger shall have the effects specified by the IBCL.

      1.02. The Bank Merger. Shelby County Bank and Heartland Bank agree to take all action necessary and appropriate, including entering into a plan of merger (the "Bank Merger Agreement") substantially in the form attached hereto as Exhibit D, to cause Shelby County Bank to merge with and into Heartland Bank (the "Bank Merger") in accordance with the applicable laws and regulations as soon as practicable after the consummation of the Company Merger.

      1.03. Tax Free Reorganization. Blue River, Shelby County Bank, Heartland and Heartland Bank intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

                                    SECTION 2

                                  CONSIDERATION

      2.01. Conversion of Heartland Common Stock. Subject to Section 2.03 and
Section 3, and upon and by virtue of the Company Merger becoming effective at the Effective Time, each share of Heartland Common Stock that is issued and outstanding at the Effective Time (including the accompanying preferred share purchase right, which shall be deemed redeemed in exchange for the consideration issuable to holders of Heartland Common Stock under this Agreement and thereby cancelled and extinguished as of the Effective Time) shall be converted by operation of law and without any act on the part of the holder thereof into 2.54 shares of Blue River Common Stock ("Exchange Ratio").

      2.02. No Fractional Shares. Certificates for fractional shares of Blue River Common Stock shall not be issued for fractional interests resulting from application of the Exchange Ratio. Each shareholder of Heartland who would otherwise have been entitled to a fraction of a share of Blue River Common Stock shall be paid in cash following the Effective Time an amount equal to such fraction multiplied by the average of the average of the highest closing bid price per share and the lowest closing asked price per share, as reported by NASDAQ with respect to Blue River Common Stock, during the period of five trading days ended immediately preceding the Closing Date.

      2.03. Distribution of Blue River Common Stock and Cash.

      (a) Immediately following the Effective Time, the Surviving Corporation shall mail to each Heartland shareholder of record at the Effective Time a letter of transmittal providing instructions as to the transmittal to the Surviving Corporation of certificates formerly representing shares of Heartland Common Stock and the issuance of certificates for the shares of Blue River Common Stock that were issued in exchange therefor pursuant to the terms of this Agreement.

      (b) Following the Effective Time, distribution of stock certificates representing shares of Blue River Common Stock and any cash payment, without interest, for fractional shares, if any, shall be made by Blue River to each former shareholder of Heartland as soon as practical following delivery to Blue River of the shareholder's certificate(s) representing its shares of Heartland Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to Blue River.

      (c) As of and following the Effective Time, stock certificates formerly representing shares of Heartland Common Stock shall be deemed to evidence ownership of Blue River Common Stock for all corporate purposes. No dividends or other distributions otherwise payable to holders of Blue River Common Stock of record as of any time after the Effective Time shall be paid to any former Heartland shareholder entitled to receive the same until such shareholder has surrendered to Blue River his or her certificate or certificates formerly representing Heartland Common Stock. Upon the surrender of certificates formerly representing shares of Heartland Common Stock, the Surviving Corporation shall pay in cash to the record holder of the new certificate or certificates evidencing shares of Blue River Common Stock the amount (if any) of all such dividends and other distributions, without interest thereon, that had been withheld with respect to such shares of Blue River Common Stock.

      (d) Blue River shall be entitled to rely upon the stock transfer books of Heartland to establish the persons entitled to receive shares of Blue River Common Stock pursuant to this Agreement, which books shall be conclusive with respect to the ownership of shares of Heartland Common Stock.

      (e) With respect to any certificate formerly representing shares of Heartland Common Stock which has been lost, stolen or destroyed, Blue River shall be authorized to withhold delivery of certificates for Blue River common stock (and payment of cash as to fractional shares) to the registered owner of such certificate pending receipt by Blue River of an affidavit of lost, stolen or destroyed stock certificate together with an indemnity bond, both in form and substance reasonably satisfactory to Blue River, and upon compliance by the former Heartland shareholder with all other reasonable requirements of Blue River in connection with lost, stolen or destroyed stock certificates.

      2.04. Treatment of Heartland Stock Options.

      (a) At the Effective Time, all stock options granted by Heartland under its three stock option plans identified in its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (the "Heartland Stock Option Plans") that are then outstanding, regardless of whether they are then exercisable (the "Heartland Stock Options") shall cease to represent a right to acquire shares of Heartland Common Stock and shall be converted automatically into an option to purchase shares of Blue River Common Stock, and Blue River shall assume the obligations of Heartland under the Heartland Stock Options, in accordance with the terms of the Heartland Stock Option Plans and the stock option or other agreements by which they are evidenced, except that from and after the Effective Time, (i) Blue River and the Compensation Committee of its Board of Directors shall be substituted for Heartland and the committee of the Board of Directors of Heartland (including, if applicable, the entire Board of Directors of Heartland) administering such Heartland Stock Option Plan, (ii) the Heartland Stock Options may be exercised solely for shares of Blue River Common Stock,
(iii) the number of shares of Blue River Common Stock subject to such Heartland Stock Options shall be equal to the number of shares of Heartland Common Stock subject to such Heartland Stock Options immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Blue River Common Stock resulting from such multiplication shall be rounded to the nearest whole share, and (iv) the per share exercise price under such Heartland Stock Options shall be adjusted by dividing the per share exercise price under the Heartland Stock Options in effect immediately prior to the Effective Time by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Heartland Stock Options which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code but with the smallest modification to the economic values that otherwise would be achieved by the option holder. Blue River and Heartland agree to take all necessary steps to effect the foregoing provisions of this Section 2.04.

      (b) The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Blue River Common Stock for delivery upon exercise of Heartland Stock Options assumed by it in accordance with this Section 2.04. As soon as practicable after the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Blue River Common Stock subject to such Heartland Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Heartland Stock Options remain outstanding. With respect to those individuals who subsequent to the Company Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the

"Exchange Act"), where applicable, with respect to Blue River Common Stock, the Surviving Corporation shall administer the Heartland Stock Option Plans assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

      (c) Assuming that Heartland delivers to Blue River the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Blue River, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Heartland Insiders (as defined below) of Blue River Common Stock in exchange for shares of Heartland Common Stock, and of options to purchase Blue River Common Stock upon conversion of Heartland Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Heartland to Blue River prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all material respects regarding the Heartland Insiders, the number of shares of Heartland Common Stock held by each such Heartland Insider and the number and description of the Heartland Stock Options held by each such Heartland Insider. "Heartland Insiders" shall mean those executive officers and directors of Heartland who are identified as such by Heartland's Annual Report on Form 10-KSB for the year ended December 31, 2003, and any other persons who may be identified from time to time prior to the Effective Time to Blue River by Heartland.

                                   SECTION 3

                             DISSENTING SHAREHOLDERS

      If any holders of Heartland Common Stock notify Heartland, before the vote is taken of Heartland's shareholders on the question of approval of the Company Merger, of their intent to demand payment for their shares of Heartland Common Stock if the Company Merger is effectuated and do not vote in favor of the Company Merger ("Heartland Dissenting Shareholders"), then any issued and outstanding shares of Heartland Common Stock held by such Heartland Dissenting Shareholders shall not be converted as described in Section 2 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Heartland Dissenting Shareholders pursuant to the IBCL; provided, however, that each share of Heartland Common Stock outstanding immediately prior to the Effective Time and held by a Heartland Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder's Heartland Common Stock shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Company Merger and accordingly no longer to be a Heartland Dissenting Shareholder.

      If any holders of Blue River Common Stock notify Blue River, before the vote is taken of Blue River's shareholders on the question of approval of the Company Merger, of their intent to demand payment for their shares of Blue River Common Stock if the Company Merger is effectuated and do not vote in favor of the Company Merger ("Blue River Dissenting Shareholders"), then any issued and outstanding shares of Blue River Common Stock held by such Blue River Dissenting Shareholders shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Blue River Dissenting Shareholders pursuant to the IBCL; provided, however, that each share of Blue River Blue River Common Stock outstanding immediately prior to the Effective Time and held by a Blue River Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder's Blue River Common Stock shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Company Merger and accordingly no longer to be a Blue River Dissenting Shareholder.

                                    SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF HEARTLAND

      In connection with the execution of this Agreement, Heartland has delivered to Blue River a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 4 or to one or more of its covenants contained in Section 6; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heartland that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect as to Heartland (as defined below).

      For the purpose of this Agreement, and in relation to Heartland and Heartland Bank, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Heartland and Heartland Bank, as a consolidated whole, as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Heartland or Heartland Bank to perform its obligations under this Agreement or under any the Heartland Option Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers, or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Blue River, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

      No representation or warranty of Heartland and Heartland Bank contained in this Section 4, except Section 4.03, which shall not be subject to a materiality standard shall be deemed untrue, incomplete or incorrect, and neither Heartland nor Heartland Bank shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 4, has had or is reasonably likely to have a Material Adverse Effect on Heartland or Heartland Bank (the "Heartland Disclosure Standard").

      Accordingly, Heartland and Heartland Bank hereby represent and warrant to Blue River, as of the date hereof and as of the Effective Time (subject to the Heartland Disclosure Standard) as follows:

      4.01. Organization and Authority.

      (a) Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Heartland has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Heartland has a class of stock registered pursuant to Section 12, and is subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Heartland Bank and Heartland (IN) Statutory Trust I, a statutory trust created under the Connecticut Statutory Trust Act (the "Business Trust"), are Heartland's only direct or indirect subsidiaries, and except as disclosed in the Disclosure Schedule, Heartland owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

      (b) Heartland Bank is an Indiana chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana. Heartland Bank is subject to primary regulatory supervision and examination by the Indiana Department of Financial Institutions ("DFI"). Heartland Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Heartland Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (c) Neither Heartland nor Heartland Bank has the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association, other than the Heartland subsidiaries.

      4.02. Authorization.

      (a) Heartland has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(f) and (h) hereof. Heartland is not aware of any reason why the approvals set forth in Section 8.02(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(f). This Agreement, and its execution and delivery by Heartland, has been duly authorized and approved by the Board of Directors of Heartland and, assuming due execution and delivery by Blue River and Shelby County Bank, constitutes a valid and binding obligation of Heartland, subject to the fulfillment of the conditions precedent set forth in
Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

      (b) Heartland Bank has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(f) and (h) hereof. Heartland Bank is not aware of any reason why the approvals set forth in
Section 8.02(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 8.02(f). This Agreement, and its execution and delivery by Heartland Bank, has been duly authorized and approved by the Board of Directors of Heartland Bank and, assuming due execution and delivery by Blue River and Shelby County Bank, constitutes a valid and binding obligation of Heartland Bank, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

      (c) Except as set forth in the Disclosure Schedule, neither the execution of this Agreement nor consummation of the Mergers contemplated hereby:
(i) conflicts with or violates the organizational documents of either Heartland or Heartland Bank; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Heartland or Heartland Bank is a party or by which Heartland or Heartland Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Blue River and Shelby County Bank) or any other adverse interest, upon any right, property or asset of Heartland or Heartland Bank; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Heartland or Heartland Bank is bound or with respect to which Heartland or Heartland Bank is to perform any duties or obligations or receive any rights or benefits.

      (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a "Governmental Authority"), is required by Heartland or Heartland Bank in connection with the execution and delivery of this Agreement and the Option Agreements by Heartland or Heartland Bank or the consummation by Heartland or Heartland Bank of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Heartland or Heartland Bank, except for (A) the filing with the SEC of such reports under Sections 13(d) and 15(d) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby, (B) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of Indiana with respect to the Bank Merger, (C) the filing of an application with the Federal Deposit Insurance Corporation under the Bank Merger Act with respect to the Bank Merger and the approval thereof, and (D) the filing of Articles of Merger with respect to the Bank Merger with the Indiana Department of Financial Institutions and with the Secretary of State of the State of Indiana,

      (e) Heartland has received an oral opinion of Donnelly, Penman & Partners LLP ("Donnelly"), to the effect that, as of August __, 2004, the exchange ratio was fair to the shareholders of Heartland from a financial point of view.

      4.03. Capitalization.

      (a) The authorized capital stock of Heartland as of the date hereof consists of (i) 2,000,000 authorized shares of preferred stock, of which 100,000 are designated as Series A Preferred Shares, no par value, none of which shares are issued or outstanding, and (ii) 10,000,000 shares of common stock, no par value per share, with accompanying preferred share purchase rights ("Rights") issued pursuant to the Rights Agreement between Heartland and Heartland Bank dated as of June 23, 2000 (the "Rights Agreement"), of which 1,394,172 shares (and accompanying Rights) are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly and validly authorized by all necessary corporate action of Heartland, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Heartland shareholder. An additional 211,544 shares of Heartland Common Stock are subject to issuance upon the exercise of the Heartland Stock Options. Heartland has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Heartland Common Stock except upon the exercise of Heartland Stock Options or of the Rights. Any shares issued upon exercise of the Heartland Stock Options will, upon payment of the exercise price thereof, be validly issued, fully paid and nonassessable. The Disclosure Schedule sets forth, for each Heartland Stock Option outstanding, the name of the grantee, the date of the grant, the type of grant, the status of the grant as an incentive stock option under Section 422 of the Internal Revenue Code, the number of shares of Heartland Common Stock subject to options that are exercisable as of the date hereof and the exercise price per share. The Board of Directors of Heartland has extended through the date of termination of this Agreement (as it may be amended from time to time) or the Effective Time of the Company Merger the period during which the Rights may be redeemed by Heartland pursuant to Section 23 of the Rights Agreement.

      (b) The authorized capital stock of Heartland Bank as of the date hereof consists, and at the Effective Time will consist, of 10,000 shares of common stock, $10.00 par value per share, 10,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Heartland Bank Common Stock"). Such issued and outstanding shares of Heartland Bank Common Stock have been duly and validly authorized by all necessary corporate action of Heartland Bank, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Heartland Bank shareholder. All of the issued and outstanding shares of Heartland Bank Common Stock are owned by Heartland free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Heartland Bank has no capital stock authorized, issued or outstanding other than as described in this
Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Heartland Bank Common Stock.

      (c) Other than the Rights and the Heartland Stock Options, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Heartland capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Heartland, by which Heartland is or may become bound. Heartland does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Heartland Common Stock. To the knowledge of Heartland and Heartland Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either Heartland or Heartland Bank. To the knowledge of Heartland and Heartland Bank, upon consummation of the Company Merger and the Bank Merger, the Surviving Corporation shall own and have the power and right to vote all of the outstanding capital stock of Heartland Bank.

      (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of Heartland Bank, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Heartland Bank, by which Heartland Bank is or may become bound. Heartland Bank does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of its common stock.

      (e) Except as set forth in the statements on Schedules 13D and 13G that have been filed by certain persons with the SEC, Heartland has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of Heartland Common Stock, within the meaning of the rules of the SEC promulgated under Section 13(d) of the Exchange Act.

      4.04. Organizational Documents. The Articles of Incorporation and the By-Laws of Heartland and Heartland Bank, as amended, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Blue River as part of the Heartland Disclosure Schedule.

      4.05. Compliance with Law.

      (a) To the best of Heartland's knowledge, neither Heartland nor Heartland Bank has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. Heartland and Heartland Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption. Heartland's licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Blue River at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

      (b) Except as set forth in the Disclosure Schedule, neither Heartland nor Heartland Bank is a party to any written agreement, consent decree or memorandum of understanding or similar arrangement with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any federal or state governmental agency or authority which is charged with the supervision or regulation of financial institutions or issuers of securities or which is engaged in the insurance of deposits or the supervision or regulation of Heartland or Heartland Bank (including, without limitation, the SEC, the DFI, the Federal Reserve Board and the Federal Deposit Insurance Corporation) (the "Governmental Authorities) which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has either Heartland or Heartland Bank been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Except as set forth in the Disclosure Schedule, there are no uncured violations of law, including but not limited to violations with respect to which refunds or restitutions may be required, that have been cited in any examination report of Heartland or Heartland Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to Heartland or Heartland Bank.

      4.06. Litigation and Pending Proceedings.

      (a) Except as set forth in the Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against Heartland or Heartland

Bank, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Heartland or Heartland Bank, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Heartland Bank have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Heartland or Heartland Bank, including but not limited to those which, if successful, would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

      (b) Except as set forth in the Disclosure Schedule, neither Heartland nor Heartland Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Heartland or Heartland Bank, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Heartland or Heartland Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

      4.07. Financial Statements and Reports.

      (a) The consolidated financial statements of Heartland that have been included in Heartland's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (the "Heartland Financial Statements") present fairly the consolidated financial position, results of operations, and cash flows of Heartland as of and for the periods covered thereby in conformance with accounting principles generally accepted in the United States applied on a consistent basis.

      4.08. Properties, Contracts, and Agreements.

      (a)   Set forth in the Disclosure Schedule are:

                  (i) A brief description and the location of all real property owned by Heartland and Heartland Bank and the principal buildings and structures located thereon and each lease of real property to which Heartland or Heartland Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered; and

                  (ii) a list of any agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Heartland or Heartland Bank which individually:

                        (A) involve payment or receipt by Heartland or Heartland Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000; or

                        (B) involve payments based on profits of Heartland or Heartland Bank; or

                        (C) relate to the purchase of goods, products, supplies or services in excess of $25,000; or

                        (D)   were not made in the ordinary course of business;
                              or

                        (E)   may not be terminated without penalty within one
                              (1) year from the date of this Agreement.

      (b) Each of the agreements, contracts, commitments, leases, instruments and documents listed in the Disclosure Schedule relating to this Section 4.08 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights, whether now or hereafter in effect, and except that equitable principles may limit the right to obtain specific performance and other equitable remedies, and Heartland and Heartland Bank and, to the knowledge of Heartland and Heartland Bank, all other parties thereto are in compliance with the provisions thereof, and neither Heartland nor Heartland Bank is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.

      (c) Except as set forth in the Disclosure Schedule, none of the agreements, contracts, commitments, leases, instruments and documents listed in the Disclosure Schedule relating to this Section 4.08 requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement.

      (d) Neither Heartland nor Heartland Bank is, to the knowledge of Heartland or Heartland Bank, in default under or in breach of, or alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

      4.09. Absence of Undisclosed Liabilities. Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Heartland included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon Heartland, Heartland and Heartland Bank do not have, and since June 30, 2004, Heartland and Heartland Bank have not incurred (except as permitted by this Agreement), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Heartland's financial statements in accordance with generally accepted accounting principles).

      4.10. Title to Assets.

      (a) Except as described in this Section 4.10, Heartland or Heartland Bank, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected as assets in the Heartland Financial Statements as of June 30, 2004, good title to all personal property reflected in the Heartland Financial Statements as assets as of June 30, 2004, other than personal property disposed of in the ordinary course of business since June 30, 2004, good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Heartland or Heartland Bank purports to own or which Heartland or Heartland Bank uses in its respective business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good title to all property and assets acquired and not disposed of or leased since June 30, 2004. All of such properties and assets are owned by Heartland or Heartland Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in the Heartland Financial Statements;
(iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amount to Heartland on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Heartland or Heartland Bank is in compliance with all applicable zoning and land use laws.

      (b) All real property, machinery, equipment, furniture and fixtures owned or leased by Heartland or Heartland Bank is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary course of business in all material respects.

      4.11. Employee Benefit Plans.

      (a) Heartland's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Heartland or Heartland Bank for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, "Compensation Plans").

      (b) With respect to each Compensation Plan, if applicable, Heartland has provided or made available to Blue River, at Blue River's request, true and complete copies of existing: (A)

Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the Internal Revenue Service ("IRS"); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and
(I) the most recent nondiscrimination tests performed under the Internal Revenue Code of 1986, as amended (the "Code") (including 401(k) and 401(m) tests).

      (c) Except as set forth in the Disclosure Schedule: (i) each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act of 1933, as amended (the "Securities Act"); (ii) neither Heartland, Heartland Bank nor any other person for whom indemnification by Heartland or Heartland Bank could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Title I of ERISA with respect to any Compensation Plan; (iii) each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which reflects all law changes for which a determination may be received, or an application for such a letter is pending with the IRS, and Heartland is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter; (iv) none of Heartland, Heartland Bank or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to Heartland's knowledge, subject Heartland or Heartland Bank or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (v) there is no pending or, to Heartland's knowledge, threatened litigation or governmental audit, examination or investigation relating to Heartland's Compensation Plans.

      (d) None of the Compensation Plans is a plan, and neither of Heartland nor Heartland Bank ever have maintained or made any contributions to any plan, that is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Compensation Plan is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Section 4064 of ERISA or Section 413(c) of the Code. Neither Heartland nor Heartland Bank has any current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer or multiple employer plan.

      (e) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Heartland or Heartland Bank (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or
Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay under any Compensation Plan, or (E) miscellaneous other post-employment benefits not exceeding $10,000 in the aggregate. Except as set forth in the

Disclosure Schedule or as otherwise provided for in this Agreement, Heartland and Heartland Bank may amend or terminate any health plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. Except as set forth in the Disclosure Schedule, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Heartland or Heartland Bank that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

      (f) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Heartland or Heartland Bank under any Compensation Plan or otherwise from Heartland or Heartland Bank, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit; provided, however, that effects described in (A), (B) or (C), the aggregate compensation and benefit cost impact of which, actuarially determined as of the Effective Time, do not exceed $10,000, shall not be deemed to violate the representations made in this Section 4.11(f).

      (g) Except as set forth in the Disclosure Schedule: (i) neither Heartland nor Heartland Bank maintains any compensation plans, programs or arrangements the payments under which are, or reasonably would be expected to be, non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder; and (ii) none of Heartland, the Surviving Corporation or any of their respective subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that reasonably would be expected to be non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      4.12. Labor Matters. Neither Heartland nor Heartland Bank is a party to or is bound by any collective bargaining contract or understanding with a labor union or labor organization, nor is Heartland or Heartland Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Heartland or Heartland Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or Heartland Bank pending or, to Heartland's knowledge, threatened, nor is Heartland aware of any activity involving it or Heartland Bank employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      4.13. Environmental Matters. Except as set forth in the Disclosure Schedule, (i) to Heartland's knowledge, Heartland and Heartland Bank have complied in all material respects at all times with applicable Environmental Laws (as defined below); (ii) to Heartland's knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Heartland or Heartland Bank has been contaminated with, or has had any release of, any Hazardous Substance (as defined below); (iii) to Heartland's knowledge, neither Heartland nor Heartland Bank would reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any property in which it has currently or formerly held a lien; (iv) to Heartland's knowledge, neither Heartland nor Heartland Bank is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (v) neither Heartland nor Heartland Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Heartland nor Heartland Bank is subject to any order, decree, injunction or other agreement with any federal or state governmental authority or any third party relating to any Environmental Law; (vii) to Heartland's knowledge, there are no circumstances or conditions involving Heartland or Heartland Bank or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Heartland has delivered to Blue River copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Heartland, Heartland Bank, any currently or formerly owned or operated property or any property in which Heartland or Heartland Bank has held a lien.

      As used in this Agreement, "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (i) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. As used in this Agreement, "Hazardous Substance" means: (i) any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any federal, state or local governmental authority pursuant to any Environmental Law.

      4.14. Tax Matters. (i) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under any federal, state, local or foreign tax laws ("Tax Returns") with respect to Heartland or Heartland Bank, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns that have been filed by Heartland and Heartland Bank since 1997 are complete and accurate in all respects; (iii) all taxes shown to be due and payable (without regard to whether such taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such taxes; (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to Heartland's knowledge, has been threatened; (v) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Heartland or Heartland

Bank have been paid in full; (vi) no waivers of statutes of limitation have been given by or requested with respect to any taxes of Heartland or Heartland Bank;
(vii) Heartland and Heartland Bank have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return (other than a consolidated group of which Heartland was the common parent); (viii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Heartland or Heartland Bank; (ix) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; (x) Heartland and Heartland Bank are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (xi) Heartland and Heartland Bank have withheld and paid all taxes that they are required to withhold from compensation income of their employees.

      4.15. Risk Management. Except as set forth in the Disclosure Schedule, Heartland and Heartland Bank are not parties to any swaps, caps, floors, option agreements, futures and forward contracts and other similar financial risk management arrangements, whether entered into for Heartland's own account, or for the account of Heartland Bank or its customers.

      4.16. Books and Records. The books and records of Heartland and Heartland Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

      4.17. Loans.

      (a) Except as set forth in the Disclosure Schedule, there is no loan by Heartland Bank which was included in the Heartland Financial Statements as of June 30, 2004 or which has been made or acquired since June 30, 2004, in excess of $25,000 that has been classified by Heartland Bank's regulators or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Heartland Bank, and a list of all loans in excess of $25,000 which Heartland Bank, has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, have been provided to Blue River.

      (b) All loans reflected in the Heartland Financial Statements as of June 30, 2004 and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2004: (i) to the knowledge of Heartland and Heartland Bank, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iii) are secured, to the extent that Heartland or Heartland Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Heartland or Heartland Bank as the secured party or mortgagee.

      (c) The allowance for possible loan losses shown on the Heartland Financial Statements are adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

      4.18. Shareholder Rights Plan.

      (a) Except as otherwise provided in this Agreement, the Disclosure Schedule and Heartland's Articles of Incorporation and By-Laws, Heartland has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Heartland or which may be considered an anti-takeover mechanism.

      (b) Subject to the redemption of the Rights as contemplated by Section 6.13, Heartland has taken all action necessary or appropriate so that entering into this Agreement and the Heartland Option Agreement, and the consummation of the transactions hereby and thereby, do not and will not result in the ability of any person to exercise any of the Rights or to enable or require the Rights to separate from the Heartland Common Stock to which they are attached, or to be triggered or become exercisable.

      4.19. Deposit Insurance. The deposits of Heartland Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, of 1950, as amended (the "FDIA"), and Heartland or Heartland Bank respectively, have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

      4.20. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Heartland or Heartland Bank on the date hereof or with respect to which Heartland or Heartland Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to Blue River prior to the date hereof.

      4.21. Broker's, Finder's or Other Fees. Except for reasonable fees of Heartland's attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Heartland or Heartland Bank or under any authority of Heartland or Heartland Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by Heartland that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Heartland to Donnelly in an amount and on terms set forth in the Disclosure Schedule.

      4.22. Interim Events.

      (a) Except as set forth in the Disclosure Schedule, since June 30, 2004, no event has occurred and no fact or circumstance shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect.

      (b) Except as set forth in the Disclosure Schedule and except for the activities in connection with the Mergers, since June 30, 2004, Heartland and Heartland Bank have carried on their respective businesses in the ordinary and usual course consistent with their respective past practices and there has not been:

                  (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Heartland Common Stock; or

                  (ii) any split, combination or reclassification of any capital stock of Heartland or Heartland Bank or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of Heartland Common Stock, except for issuances of Heartland Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the terms of the Heartland Stock Option Plans.

      4.23. Regulatory Filings. Heartland and Heartland Bank respectively, have since January 1, 2003, filed (or furnished) in a timely manner all documents require to be filed with (or furnished to) all appropriate federal and state regulatory agencies and authorities as required by applicable law including, but not limited to, all reports on Form 8-K, Form 10-KSB and Form 10-QSB and proxy statements and annual reports required to be filed by Heartland with (or furnished to) the SEC. All documents filed with (or furnished to) the SEC and all other appropriate federal and state regulatory agencies were true, accurate and complete and have complied as to form with the applicable requirements. No such document contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading.

      4.24. Indemnification Agreements.

      (a) Neither Heartland nor Heartland Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or the By-Laws of Heartland and Heartland Bank.

      (b) No claims have been made against or filed with Heartland or Heartland Bank nor have, to the knowledge of Heartland, any claims been threatened against Heartland or Heartland Bank for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Heartland or Heartland Bank.

      4.25. Shareholder Approval. The affirmative vote of the holders of a majority of the shares of Heartland Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

      4.26. CRA Rating. Except as set forth in the Disclosure Schedule, Heartland Bank was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. The Bank has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      4.27. Capital Requirements.

      (a) Heartland Bank is (i) at least "well capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Heartland Bank.

      (b) Heartland is in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over Heartland.

      4.28. Accuracy of Statements Made and Materials Provided to Blue River.

      (a) No representation, warranty in this Section 4 or other statement made, or any information provided, by Heartland or Heartland Bank in this Agreement or the Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Heartland or Heartland Bank to Blue River through and including the Effective Time in connection with this Agreement or the Mergers contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Heartland or Heartland Bank with respect to their respective financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Company Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Heartland's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Blue River, not false or misleading.

      (b) The Disclosure Schedule contains, to the knowledge of Heartland and Heartland Bank, any and all exceptions to one or more of the representations and warranties contained in this Section 4 or to one or more of the covenants of Heartland contained in Section 6 hereof, regardless of the materiality of the facts, circumstances or events relating to such exception or whether such exception constitutes a Material Adverse Effect.

                                   SECTION 5

                  REPRESENTATIONS AND WARRANTIES OF BLUE RIVER
                             AND SHELBY COUNTY BANK

      In connection with the execution of this Agreement, Blue River has delivered to Heartland a schedule (the "Blue River Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 5 or to one or more of its covenants contained in Section 7; provided, that the mere inclusion of an item in the Blue River Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Blue River that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect as to Blue River (as defined below).

      For the purpose of this Agreement, and in relation to Blue River and the Blue River Subsidiaries, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Blue River and the Blue River Subsidiaries, as a consolidated whole, as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Blue River or the Blue River Subsidiaries to perform its obligations under this Agreement or under any the Blue River Option Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect on Blue River and the Blue River Subsidiaries shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers, or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Heartland, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

      No representation or warranty of Blue River and Shelby County Bank contained in this Section 5, except Section 5.03, which shall not be subject to a materiality standard shall be deemed untrue, incomplete or incorrect, and neither Blue River nor Shelby County Bank shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 5, has had or is reasonably likely to have a Material Adverse Effect on Blue River or the Blue River Subsidiaries (the "Blue River Disclosure Standard").

      Accordingly, Blue River and Shelby County Bank hereby represent and warrant to Heartland, as of the date hereof and as of the Effective Time (subject to the Blue River Disclosure Standard), as follows:

      5.01. Organization and Authority.

      (a) Blue River is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a registered savings and loan holding company under HOLA. Blue River has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Blue River has a class of stock registered pursuant to Section 12, and is subject to the reporting requirements, of the 1934 Act. Except as set forth in the Blue River Disclosure Schedule, the Blue River Subsidiaries are Blue River's only direct or indirect subsidiaries, and except as disclosed in the Blue River Disclosure Schedule, Blue River owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

      (b) Shelby County Bank is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. Shelby County Bank is subject to primary regulatory supervision and examination by the Office of Thrift Supervision (the "OTS"). Shelby County Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Shelby County Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (c) Unified is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. Unified is subject to primary regulatory supervision and examination by the Office of Thrift Supervision ("OTS"). Unified has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Unified has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (d) Except as set forth in the Blue River Disclosure Schedule neither Blue River nor the Blue River Subsidiaries has the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association, other than the Blue River subsidiaries.

      5.02. Authorization.

      (a) Blue River has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(f) and (i) hereof. Blue River is not aware of any reason why the approvals set forth in Section 8.01(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(f). This Agreement, and its execution and delivery by Blue River, has been duly authorized and approved by the Board of Directors of Blue River and, assuming due execution and delivery by Heartland and Heartland Bank, constitutes a valid and binding obligation of Blue River, subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

      (b) Shelby County Bank has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(f) and
(i) hereof. Shelby County Bank is not aware of any reason why the approvals set forth in Section 8.01(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 8.01(f). This Agreement, and its execution and delivery by Shelby County Bank, has been duly authorized and approved by the Board of Directors of Shelby County Bank and, assuming due execution and delivery by Heartland and Heartland Bank, constitutes a valid and binding obligation of Shelby County Bank, subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

      (c) Except as set forth in the Blue River Disclosure Schedule, neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the organizational documents of either Blue River or the Blue River Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree;
(iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Blue River or the Blue River Subsidiaries is a party or by which Blue River or the Blue River Subsidiaries is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Heartland and Heartland Bank) or any other adverse interest, upon any right, property or asset of Blue River or the Blue River Subsidiaries; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Blue River or the Blue River Subsidiaries is bound or with respect to which Blue River or the Blue River Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

      (d) No consent, approval, order or authorization of, or registration, declaration or filing with a Governmental Authority is required by Blue River or the Blue River Subsidiaries in connection with the execution and delivery of this Agreement and the Option Agreements by Blue River or Shelby County Bank or the consummation by Blue River or Shelby County Bank of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Blue River or Shelby County Bank, except for (A) the filing with the SEC of such reports under Sections 13(d) and 15(d) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby, (B) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of Indiana with respect to the Bank Merger, (C) the filing of an application with the Federal Deposit Insurance Corporation under the Bank Merger Act with respect to the Bank Merger and the approval thereof, and (D) the filing of Articles of Merger with respect to the Bank Merger with the Indiana Department of Financial Institutions and with the Secretary of State of the State of Indiana,

      (e) Blue River has received an oral opinion of Howe Barnes Investments, Inc. ("Howe"), to the effect that, as of August 30, 2004, the consideration to be received in the Company Merger was fair to the shareholders of Blue River from a financial point of view.

      5.03. Capitalization.

      (a) The authorized capital stock of Blue River as of the date hereof consists, and at the Effective Time will consist, of (i) 2,000,000 shares of preferred stock, no par value, none of which shares are issued or outstanding, and (ii) 15,000,000 shares of common stock, no par value per share, of which 3,406,150 shares are issued and outstanding. The shares, have been duly and validly authorized by all necessary corporate action of Blue River, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Blue River shareholder. An additional 217,350 shares of Blue River Common Stock are subject to issuance upon the exercise of options (the "Blue River Stock Options") granted under the 1997 Key Employees' Stock Option Plan of Blue River Bancshares, Inc., 2000 Key Employees' Stock Option Plan of Blue River Bancshares, Inc., 2002 Key Employees' Stock Option Plan of Blue River Bancshares, Inc., 1997 Directors' Stock Option Plan of Blue River Bancshares, Inc., or the 2000 Directors' Stock Option Plan of Blue River Bancshares, Inc. (collectively, the "Blue River Stock Option Plans"). Blue River has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Blue River Common Stock except upon the exercise of Blue River Stock Options. Any shares issued upon exercise of the Blue River Stock Options will be validly issued, fully paid and nonassessable. The Blue River Disclosure Schedule sets forth, for each Blue River Stock Option outstanding under the Blue River Stock Option Plans, the name of the grantee, the date of the grant, the type of grant, the status of the grant as qualified or non-qualified under Section 422 of the Internal Revenue Code, the number of shares of Blue River Common Stock subject to options that are exercisable as of the date hereof and the exercise price per share.

      (b) The authorized capital stock of Shelby County Bank as of the date hereof consists, and at the Effective Time will consist, of 1,000 shares of common stock, $.01 par value, 1,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Shelby County Bank Common Stock"). Such issued and outstanding shares of Shelby County Bank Common Stock have been duly and validly authorized by all necessary corporate action of Shelby County Bank, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former the Blue River Subsidiaries shareholder. Except as set forth in the Blue River Disclosure Schedule all of the issued and outstanding shares of Shelby County Bank Common Stock are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Shelby County Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Shelby County Bank Common Stock.

      (c) The authorized capital stock of Unified as of the date hereof consists, and at the Effective Time will consist, of 10,000 shares of common stock, $100 par value, 5,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Unified Common Stock"). Such issued and outstanding shares of Unified Common Stock have been duly and validly authorized by all necessary corporate action of Unified, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Unified shareholder. All of the issued and outstanding shares of Unified are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Unified has no capital stock authorized, issued or outstanding other than as described in this
Section 5.03(c) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Unified Common Stock.

      (d) Other than the Blue River Stock Option Plans and as set forth in the Blue River Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Blue River capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Blue River, by which Blue River is or may become bound. Blue River does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Blue River Common Stock. To the knowledge of Blue River and the Blue River Subsidiaries, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either Blue River or the Blue River Subsidiaries. To the knowledge of Blue River and the Blue River Subsidiaries, upon consummation of the Company Merger and the Bank Merger, the Surviving Corporation shall own and have the power and right to vote all of the outstanding capital stock of the Blue River Subsidiaries.

      (e) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of the

Blue River Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of the Blue River Subsidiaries, by which the Blue River Subsidiaries is or may become bound. The Blue River Subsidiaries do not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of their respective common stock.

      (f) Except as set forth in the statements on Schedules 13D and 13G that have been filed by certain persons with the SEC, Blue River has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of Blue River Common Stock, within the meaning of the rules of the SEC promulgated under Section 13(d) of the Exchange Act.

      5.04. Shares to be issued in the Company Merger. The shares of Blue River Common Stock to be issued in the Company Merger pursuant to this Agreement will, at the Effective Time, be duly authorized, and when issued in accordance with this Agreement, be validly issued, fully paid, and nonassessable.

      5.05. Organizational Documents. The Articles of Incorporation or Charter and the By-Laws of Blue River and the Blue River Subsidiaries, as amended, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Heartland as part of the Blue River Disclosure Schedule.

      5.06. Compliance with Law.

      (a) To the best of Blue River's knowledge, neither Blue River nor the Blue River Subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. Blue River and the Blue River Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption. Blue River's licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Heartland or Heartland Bank at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

      (b) Except as set forth in the Blue River Disclosure Schedule, neither Blue River nor the Blue River Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding or similar arrangement with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any federal or state governmental agency or authority which is charged with the supervision or regulation of financial institutions or issuers of securities or which is engaged in the insurance of deposits or the supervision or regulation of Blue River or the Blue River Subsidiaries (including, without limitation, the SEC, the OTS and the Federal

Deposit Insurance Corporation) which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has either Blue River or the Blue River Subsidiaries been advised by any regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Except as set forth in the Blue River Disclosure Schedule, there are no uncured violations of law, including but not limited to violations with respect to which refunds or restitutions may be required, that have been cited in any examination report of Blue River or the Blue River Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to Blue River or the Blue River Subsidiaries.

      5.07. Litigation and Pending Proceedings.

      (a) Except as set forth in the Blue River Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against Blue River or the Blue River Subsidiaries, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Blue River or the Blue River Subsidiaries, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Blue River or the Blue River Subsidiaries have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Blue River or the Blue River Subsidiaries, including but not limited to those which, if successful, would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

      (b) Except as set forth in the Blue River Disclosure Schedule, neither Blue River nor the Blue River Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Blue River or the Blue River Subsidiaries, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Blue River or the Blue River Subsidiaries, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

      5.08. Financial Statements and Reports. The consolidated financial statements of Blue River that have been included in Blue River's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (the "Blue River Financial Statements") present fairly the consolidated financial position, results of operations, and cash flows of Blue River as of and for the periods covered thereby in conformance with GAAP.

      5.09. Properties, Contracts, and Agreements.

      (a)   Set forth in the Blue River Disclosure Schedule are:

                  (i) A brief description and the location of all real property owned by Blue River and the Blue River Subsidiaries and the principal buildings and structures located thereon and each lease of real property to which Blue River or the Blue River Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered; and

                  (ii) a list of any agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Blue River or the Blue River Subsidiaries which individually:

                        (A) involve payment or receipt by Blue River or the Blue River Subsidiaries (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000; or

                        (B) involve payments based on profits of Blue River or the Blue River Subsidiaries; or

                        (C) relate to the purchase of goods, products, supplies or services in excess of $25,000; or

                        (D)   were not made in the ordinary course of business;
                              or

                        (E)   may not be terminated without penalty within one
                              (1) year from the date of this Agreement.

      (b) Each of the agreements, contracts, commitments, leases, instruments and documents listed in the Blue River Disclosure Schedule relating to this
Section 5.09 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights, whether now or hereafter in effect, and except that equitable principles may limit the right to obtain specific performance and other equitable remedies, and Blue River and the Blue River Subsidiaries and, to the knowledge of Blue River and the Blue River Subsidiaries, all other parties thereto are in compliance with the provisions thereof, and neither Blue River nor the Blue River Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.

      (c) None of the agreements, contracts, commitments, leases, instruments and documents listed in the Blue River Disclosure Schedule relating to this
Section 5.09 requires the
consent of any party to its assignment in connection with the Mergers contemplated by this Agreement.

      (d) Neither Blue River nor the Blue River Subsidiaries is, to the knowledge of Blue River or the Blue River Subsidiaries, in default under or in breach of, or alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

      5.10. Absence of Undisclosed Liabilities. Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Blue River included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon Blue River, Blue River and the Blue River Subsidiaries do not have, and since June 30, 2004, Blue River and the Blue River Subsidiaries have not incurred (except as permitted by this Agreement), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Blue River's financial statements in accordance with generally accepted accounting principles).

      5.11. Title to Assets.

      (a) Except as described in this Section 5.11, Blue River or the Blue River Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected as assets in the Blue River Financial Statements as of June 30, 2004, good title to all personal property reflected in the Blue River Financial Statements as assets as of June 30, 2004, other than personal property disposed of in the ordinary course of business since June 30, 2004, good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Blue River or the Blue River Subsidiaries purports to own or which Blue River or the Blue River Subsidiaries uses in its respective business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good title to all property and assets acquired and not disposed of or leased since June 30, 2004. All of such properties and assets are owned by Blue River or the Blue River Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Blue River Disclosure Schedule; (ii) as specifically noted in the Blue River Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and
(v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amount to Blue River on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Blue River or the Blue River Subsidiaries is in compliance with all applicable zoning and land use laws.

      (b) All real property, machinery, equipment, furniture and fixtures owned or leased by Blue River or the Blue River Subsidiaries is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary course of business in all material respects.

      5.12. Employee Benefit Plans.

      (a) Blue River's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Blue River or the Blue River Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, "Compensation Plans").

      (b) With respect to each Compensation Plan, if applicable, Blue River has provided or made available to Heartland, at Heartland's request, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the Internal Revenue Service ("IRS"); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments);
(G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under the Internal Revenue Code of 1986, as amended (the "Code") (including 401(k) and 401(m) tests).

      (c) Except as set forth in the Blue River Disclosure Schedule: (i) each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act; (ii) neither Blue River, the Blue River Subsidiaries nor any other person for whom indemnification by Blue River or the Blue River Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Title I of ERISA with respect to any Compensation Plan; (iii) each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which reflects all law changes for which a determination may be received, or an application for such a letter is pending with the IRS, and Blue River is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter; (iv) none of Blue River, the Blue River Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation

Plan that has subjected, or could, to Blue River's knowledge, subject Blue River or the Blue River Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (v) there is no pending or, to Blue River's knowledge, threatened litigation or governmental audit, examination or investigation relating to Blue River's Compensation Plans.

      (d) None of the Compensation Plans is a plan, and neither of Blue River nor the Blue River Subsidiaries ever have maintained or made any contributions to any plan, that is subject to Part 3 of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code. No Compensation Plan is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Section 4064 of ERISA or Section 413(c) of the Code. Neither Blue River nor the Blue River Subsidiaries has any current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer or multiple employer plan.

      (e) Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Blue River or the Blue River Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay under any Compensation Plan, or (E) miscellaneous other post-employment benefits not exceeding $10,000 in the aggregate. Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, Blue River and the Blue River Subsidiaries may amend or terminate any health plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. Except as set forth in the Blue River Disclosure Schedule, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Blue River or the Blue River Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

      (f) Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Blue River or the Blue River Subsidiaries under any Compensation Plan or otherwise from Blue River or the Blue River Subsidiaries, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit; provided, however, that effects described in (A),
(B) or (C), the aggregate compensation and benefit cost impact of which, actuarially determined as of the Effective Time, do not exceed $10,000, shall not be deemed to violate the representations made in this Section 5.12(f).

      (g) Except as set forth in the Blue River Disclosure Schedule: (i) neither Blue River nor the Blue River Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are, or reasonably would be expected to be, non-deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder; and (ii) none of Blue River, the Surviving Corporation or any of their respective subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that reasonably would be expected to be non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      5.13. Labor Matters. Neither Blue River nor the Blue River Subsidiaries is a party to or is bound by any collective bargaining contract or understanding with a labor union or labor organization, nor is Blue River or the Blue River Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Blue River or the Blue River Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or the Blue River Subsidiaries pending or, to Blue River's knowledge, threatened, nor is Blue River aware of any activity involving it or the Blue River Subsidiaries employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      5.14. Environmental Matters. Except as set forth in the Blue River Disclosure Schedule, (i) to Blue River's knowledge, Blue River and the Blue River Subsidiaries have complied in all material respects at all times with applicable Environmental Laws; (ii) to Blue River's knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Blue River or the Blue River Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance (as defined below);
(iii) to Blue River's knowledge, neither Blue River nor the Blue River Subsidiaries would reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any property in which it has currently or formerly held a lien; (iv) to Blue River's knowledge, neither Blue River nor the Blue River Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (v) neither Blue River nor the Blue River Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Blue River nor the Blue River Subsidiaries is subject to any order, decree, injunction or other agreement with any federal or state governmental authority or any third party relating to any Environmental Law;
(vii) to Blue River's knowledge, there are no circumstances or conditions involving Blue River or the Blue River Subsidiaries or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Blue River has delivered to Heartland copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Blue River, the Blue River Subsidiaries, any currently or formerly owned or operated property or any property in which Blue River or the Blue River Subsidiaries has held a lien.

      5.15. Tax Matters. (i) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under any federal, state, local or foreign tax laws ("Tax Returns") with respect to Blue River or the Blue River Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns that have been filed by Blue River and the Blue River Subsidiaries since 1997 are complete and accurate in all respects; (iii) all taxes shown to be due and payable (without regard to whether such taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such taxes; (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to Blue River's knowledge, has been threatened; (v) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Blue River or the Blue River Subsidiaries have been paid in full; (vi) no waivers of statutes of limitation have been given by or requested with respect to any taxes of Blue River or the Blue River Subsidiaries; (vii) Blue River and the Blue River Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return (other than a consolidated group of which Blue River was the common parent); (viii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Blue River or the Blue River Subsidiaries; (ix) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; (x) Blue River and the Blue River Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (xi) Blue River and the Blue River Subsidiaries have withheld and paid all taxes that they are required to withhold from compensation income of their employees.

      5.16. Risk Management. Except as set forth in the Blue River Disclosure Schedule, Blue River and the Blue River Subsidiaries are not parties to any swaps, caps, floors, option agreements, futures and forward contracts and other similar financial risk management arrangements, whether entered into for Blue River's own account, or for the account of the Blue River Subsidiaries or its customers.

      5.17. Books and Records. The books and records of Blue River and the Blue River Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

      5.18. Loans.

      (a) Except as set forth in the Blue River Disclosure Schedule, there is no loan by the Blue River Subsidiaries which was included in the Blue River Financial Statements as of June 30, 2004 or which has been made or acquired since June 30, 2004, in excess of $25,000 that has been classified by the Blue River Subsidiaries' regulators or management as "Other Loans

Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of the Blue River Subsidiaries, and a list of all loans in excess of $25,000 which the Blue River Subsidiaries, has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, have been provided to Heartland.

      (b) All loans reflected in the Blue River Financial Statements as of June 30, 2004 and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2004: (i) to the knowledge of Blue River and the Blue River Subsidiaries, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iii) are secured, to the extent that Blue River or the Blue River Subsidiaries has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Blue River or the Blue River Subsidiaries as the secured party or mortgagee.

      (c) The allowance for possible loan losses shown on the Blue River Financial Statements are adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

      5.19. Shareholder Rights Plan. Except as otherwise provided in this Agreement, the Blue River Disclosure Schedule and Blue River's Articles of Incorporation and By-Laws, Blue River has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Blue River or which may be considered an anti-takeover mechanism.

      5.20. Deposit Insurance. The deposits of the Blue River Subsidiaries are insured by the FDIC in accordance with the FDIA, and Blue River or the Blue River Subsidiaries, have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

      5.21. Insurance. Set forth in the Blue River Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Blue River or the Blue River Subsidiaries on the date hereof or with respect to which Blue River or the Blue River Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to Heartland prior to the date hereof.

      5.22. Broker's, Finder's or Other Fees. Except for reasonable fees of Blue River's attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Blue River or the Blue River Subsidiaries or under any authority of Blue River or the Blue River Subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by Blue River that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Blue River to Howe in an amount and on terms set forth in the Blue River Disclosure Schedule.

      5.23. Interim Events.

      (a) Except as set forth in the Blue River Disclosure Schedule, since June 30, 2004, no event has occurred and no fact or circumstance shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect.

      (b) Except as set forth in the Blue River Disclosure Schedule and except for the activities in connection with the Mergers, since June 30, 2004, Blue River and the Blue River Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their respective past practices and there has not been:

                  (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Blue River Common Stock; or

                  (ii) any split, combination or reclassification of any capital stock of Blue River or the Blue River Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of Blue River Common Stock, except for issuances of Blue River Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the terms of the Blue River Stock Option Plans.

      5.24. Regulatory Filings. Blue River and the Blue River Subsidiaries respectively, have since January 1, 2003, filed (or furnished) in a timely manner all documents require to be filed with (or furnished to) all appropriate federal and state regulatory agencies and authorities as required by applicable law including, but not limited to, all reports on Form 8-K, Form 10-KSB and Form 10-QSB and proxy statements and annual reports required to be filed by Blue River with (or furnished to) the SEC. All documents filed with (or furnished to) the SEC and all other appropriate federal and state regulatory agencies were true, accurate and complete and have complied as to form with the applicable requirements. No such document contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading.

      5.25. Indemnification Agreements.

      (a) Neither Blue River nor the Blue River Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or the By-Laws of Blue River and the Blue River Subsidiaries.

      (b) No claims have been made against or filed with Blue River or the Blue River Subsidiaries nor have, to the knowledge of Blue River, any claims been threatened against Blue River or the Blue River Subsidiaries for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Blue River or the Blue River Subsidiaries.

      5.26. Shareholder Approval. The affirmative vote of the holders of a majority of the shares of Blue River Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

      5.27. CRA Rating. Except as set forth in the Blue River Disclosure Schedule, each of Shelby County Bank and Unified was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither Shelby County Bank nor Unified has received any notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      5.28. Capital Requirements.

      (a) The Blue River Subsidiaries are (i) at least "well capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over the Blue River Subsidiaries.

      (b) Blue River is in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over Blue River.

      5.29. Accuracy of Statements Made and Materials Provided to Heartland.

      (a) No representation, warranty in this Section 5 or other statement made, or any information provided, by Blue River or the Blue River Subsidiaries in this Agreement or the Blue River Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Blue River or the Blue River Subsidiaries to Heartland through and including the Effective Time in connection with this Agreement or the Mergers contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Blue River or the Blue River Subsidiaries with respect to their respective financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Company Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Blue River's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Blue River, not false or misleading.

      (b) The Blue River Disclosure Schedule contains, to the knowledge of Blue River and the Blue River Subsidiaries, any and all exceptions to one or more of the representations and warranties contained in this Section 5 or to one or more of the covenants of Blue River contained in Section 7 hereof, regardless of the materiality of the facts, circumstances or events relating to such exception or whether such exception constitutes a Material Adverse Effect.

                                   SECTION 6

                    COVENANTS OF HEARTLAND AND HEARTLAND BANK

      Heartland and Heartland Bank covenant and agree with Blue River and Shelby County Bank as follows:

      6.01. Shareholder Approval.

      (a) Subject to Section 6.06 hereof and all applicable securities laws, Heartland shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Heartland. Heartland may at its option call the meeting to be held at such date as shall approximate the parties' reasonable expectations regarding the projected date for the Effective Time, taking into account the status of and progress of the parties toward obtaining all required bank regulatory approvals. Subject to Section 6.06 hereof, the Board of Directors of Heartland shall recommend to Heartland's shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Heartland's shareholders unless otherwise necessary under applicable fiduciary duties of Heartland's Board of Directors as determined by the Board of Directors of Heartland in good faith after consultation with legal counsel.

      (b) Subject to Section 6.06 hereof, Heartland Bank shall submit this Agreement to Heartland, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of Heartland Bank at a date reasonably in advance of the Effective Time. The Board of Directors of Heartland Bank shall recommend approval of this Agreement and the Bank Merger to Heartland, as the sole shareholder of Heartland Bank, and Heartland, as sole shareholder of Heartland Bank, shall approve this Agreement and the Bank Merger.

      6.02. SEC Registration. Heartland shall cooperate with Blue River in the preparation and filing of the Joint Proxy Statement/Prospectus (as defined in Section 7.02(a) hereof) and in the taking any action required to be taken under any applicable state securities laws in connection with the Company Merger and shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to Heartland, or its affiliates, officers or directors, should be discovered by Heartland, which should be set forth in an amendment or supplement to any of the Form S-4 (as defined in Section 7.02(a) hereof) or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Heartland shall promptly notify Blue River and cooperate in the filing of an appropriate amendment or supplement describing such information with the SEC and disseminating the same to the shareholders of Blue River and Heartland.

      6.03. Other Approvals and Actions.

      (a) Heartland Bank shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Bank Merger. Heartland Bank shall file all applications with respect to the Bank Merger as soon as practicable after the execution of this Agreement. Heartland Bank shall provide to Shelby County Bank's legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Shelby County Bank's legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Heartland Bank shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Shelby County Bank, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Bank Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (b) Heartland and Heartland Bank will proceed expeditiously, cooperate fully and use their reasonable efforts to assist Blue River in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Company Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (c) Any materials or information provided by Heartland or Heartland Bank to Blue River for use by Blue River or Shelby County Bank in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

      6.04. Conduct of Business.

      (a) Except as set forth in the Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Heartland nor Heartland Bank shall, without the prior written consent of Blue River or Shelby County Bank:

                  (i) issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 211,544 shares of Heartland Common Stock under the Heartland Stock Option Plans;

                  (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in
                         Section 4.03 hereof;

                  (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that Heartland Bank may pay cash dividends to Heartland in the ordinary course of business;

                  (iv) redeem or purchase any of its outstanding shares of common stock;

                  (v) merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

                  (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

                  (vii) issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

                  (viii) except for the acquisition or disposition in the
                         ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

                  (ix) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Heartland or Heartland Bank of government deposits;
                         (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

                  (x) promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Heartland or Heartland Bank (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Heartland and Heartland Bank which have been disclosed to Blue River);

                  (xi) except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Heartland or Heartland Bank, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

                  (xii) except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Heartland or Heartland Bank;

                  (xiii) hire or employ any new or additional officers of
                         Heartland or Heartland Bank, except as reasonably necessary for the proper operation of their respective businesses;

                  (xiv) elect or appoint any executive officers or directors of Heartland or Heartland Bank who are not presently serving in such capacities;

                  (xv) except for technical corrections or clarifications amend, modify or restate Heartland's or Heartland Bank's respective organizational documents (as described in Section 4.04 hereof) from those in effect on the date of this Agreement and delivered to Blue River hereunder;

                  (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Heartland or enter into any agreement or commitment relative to the foregoing;

                  (xvii) fail to continue to make additions to in accordance with Heartland Bank's past practices and to otherwise maintain in all respects Heartland Bank's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

                  (xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

                  (xix) except for obligations disclosed within this Agreement or the Disclosure Schedule or incurred in the ordinary course of business, borrow any money;

                  (xx) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

                  (xxi) pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within this Agreement or the Disclosure Schedule; or

                  (xxii) enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      (b) Heartland and Heartland Bank shall maintain, or cause to be maintained, in full force and effect, insurance on their respective assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Heartland and Heartland Bank as of the date of this Agreement.

      6.05. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Heartland and Heartland Bank shall: (a) carry on their respective businesses substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use their reasonable efforts to preserve their business respective organizations intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with them; (c) maintain all of the properties and assets that each of them owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which any one of them is a party or by which any one of them is or may be subject or bound.

      6.06. Other Negotiations.

      (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of Blue River, neither Heartland nor Heartland Bank shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Heartland or Heartland Bank or to which Heartland or Heartland Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

      (b) Heartland shall promptly communicate to Blue River the terms of any proposal, indication of interest, or offer which Heartland or Heartland Bank may receive with respect to an Acquisition Transaction. Heartland or Heartland Bank may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Acquisition Transaction, in each case, only if Heartland's Board of Directors determines in good faith by majority vote, after consultation with

Heartland's financial advisors and outside legal counsel in a meeting duly called and held in accordance with Heartland's Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of Heartland's Board of Directors to Heartland, and that the terms of the Acquisition Transaction are superior to the terms of the Company Merger from a financial point of view.

      (c) This Section 6.06 shall not authorize Heartland or Heartland Bank or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

      6.07. Restrictions Regarding Affiliates. Heartland has provided Blue River with a list identifying each person who may be deemed to be an affiliate of Heartland for purposes of Rule 145 under the Securities Act, and has delivered to Blue River a written agreement, substantially in the form as attached hereto as Exhibit E, signed by each such person. Heartland shall use its reasonable efforts to cause each person who becomes such an affiliate prior to the Effective Time also to deliver such a written agreement to Blue River. On or prior to the Effective Time, Heartland shall use its reasonable efforts to obtain from each director, executive officer and other person who, as of the date of the Heartland shareholder meeting held with respect to the Company Merger, may have been deemed to be an affiliate of Heartland for purposes of Rule 145 under the Securities Act, to deliver to Blue River a certificate signed by each such person, and effective as of a date not earlier than five business days prior to the Closing Date, certifying that such person has complied with the terms and conditions of his or her written agreement delivered to Blue River pursuant to this Section 6.07.

      6.08. Press Releases. Heartland shall use reasonable efforts (i) to develop a joint communications plan with Blue River, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with Blue River before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus, Heartland shall not issue any press release or otherwise make any public statement or disclosure concerning Blue River of the Blue River Subsidiaries, their respective business, financial condition or results of operations without the consent of Blue River, which consent shall not be unreasonably withheld or delayed.

      6.09. Disclosure Schedule Update. Heartland shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Heartland contained herein incorrect, untrue or misleading.

No such supplement, amendment or update shall become part of the Disclosure Schedule unless Blue River shall have first consented in writing with respect thereto.

      6.10. Information, Access Thereto, Confidentiality.

      (a) Blue River and its respective representatives and agents shall, upon 48 hours' prior notice and during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of Heartland and Heartland Bank. Blue River and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Heartland and Heartland Bank and of their financial and legal condition as they deem necessary or advisable; provided, however, that such access or investigation shall not interfere with the normal business operations of Heartland and Heartland Bank. Heartland and Heartland Bank will cooperate with Blue River and the Blue River Subsidiaries in their efforts to effect a smooth transition of operations following the Effective Time. In addition, Heartland and Heartland Bank will cooperate with any environmental consulting firm designated by Blue River in connection with the conduct by such firm of an environmental investigation on all real property owned or leased by Heartland or Heartland Bank as of the date of this Agreement and any real property acquired or leased by them after the date of this Agreement. Upon request, Heartland and Heartland Bank shall furnish Blue River, or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by Blue River which has been or is developed by Heartland or Heartland Bank, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Heartland or Heartland Bank of any claim of attorney-client privilege), and will permit Blue River and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Heartland and Heartland Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Blue River or its respective representatives or agents. Blue River shall not use any such information obtained pursuant to this Agreement for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Blue River or its representatives or agents in the course of such examination (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Blue River or, at Heartland's request, returned to Heartland in the event this Agreement is terminated as provided in Section 9 hereof.

      (b) Heartland shall not use any information obtained pursuant to this Agreement or in contemplation of the Mergers, including any information obtained as a result of their officers and employees participating in training programs or meetings of Blue River or the Blue River Subsidiaries, for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Heartland or Heartland Bank or their representatives or agents pursuant to this Agreement or in contemplation of the Mergers (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Heartland or, at Blue River's request, returned to Blue River in the event this Agreement is terminated as provided in Section 9 hereof.

      (c) This Section 6.10 shall not require any party to disclose any information to any other party which would be prohibited by law; provided that, if any information is withheld on the basis that disclosure of such would be prohibited by law, such party shall advise the other party in writing of the type and nature of the information that is not being disclosed and the basis for that party's legal conclusion that providing that information would be illegal.

      6.11. Subsequent Heartland Financial Statements. As soon as reasonably available after the date of this Agreement, Heartland shall deliver to Blue River the monthly unaudited consolidated balance sheets and profit and loss statements of Heartland prepared for its internal use, Call Reports of Heartland Bank for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities including the SEC after the date hereof, to the extent permitted by law (collectively, the "Subsequent Heartland Financial Statements"). The Subsequent Heartland Financial Statements shall be prepared on a basis consistent with past accounting practices and accounting principles generally accepted in the United States applied on a consistent basis to the extent applicable (or, in the case of bank regulatory reports, in accordance with applicable instructions and bank regulatory accounting principles and practices) and shall present fairly in all material respects the financial condition, results of operations and cash flows of the reporting entity as of the dates and for the periods presented, subject to the absence of footnotes for interim statements.

      6.12. Employee Benefits.

      (a) Prior to the Closing Date, Heartland shall cooperate with Blue River in reviewing, evaluating and analyzing the Heartland Benefit Plans and Blue River Benefit Plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the Mergers. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by Blue River Benefit Plans, on the one hand, and those covered by Heartland Benefit Plans, on the other, at the Effective Time.

      (b) The foregoing notwithstanding, Heartland Bank agrees to honor in accordance with their terms all benefits vested as of the date here of under of the employment and/or change in control contracts, arrangements, commitments, or understandings described in the Blue River Disclosure Schedule with respect to any current or prior employee, officer or Director of Shelby County Bank.

      6.13. Redemption of Rights. Heartland's Board of Directors shall, on or before the Closing Date, adopt a resolution pursuant to Section 23 of the Rights Agreement redeeming all of the Rights, subject to and effective at the Effective Time, in consideration of the Blue River Stock to be issued to holders of the Rights pursuant to the Company Merger by Blue River under this Agreement.

      6.14. Reports. Promptly upon its becoming available, Heartland shall furnish to Blue River one (1) copy of each financial statement, report, notice, or proxy statement sent by Heartland to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Heartland with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Heartland or Heartland Bank is a party, other than orders in relation to non-dispositive motions that are entered in proceedings to which Heartland or Heartland Bank are parties in connection with the ordinary course of their businesses.

      6.15. Indemnification.

      (a) From and after the Effective Time, Heartland Bank shall indemnify, defend and hold harmless to the fullest extent permitted by applicable federal and state law (subject to the policies and principles of Federal Reserve Board Supervisory Letter SR 02-17 (July 8, 2002) and the laws and regulations referred to in such Letter) each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Shelby County Bank or was serving at the request of Shelby County Bank as a director or an officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan (collectively, the "Indemnitees") against any and all losses and expenses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Shelby County Bank (or in the course of the requested service described above), to the fullest extent as such Indemnitees would have been entitled to such indemnity, defense and hold harmless protection under the provisions of Shelby County Bank's Charter or By-Laws in effect at the Effective Time.

      (b) In the event Heartland Bank or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Heartland Bank assume the obligations set forth in this Section 6.15.

      (c) Heartland Bank shall maintain in effect for not less than two (2) years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by Shelby County Bank with respect to claims that may be made during that two-year period against the persons covered by such policies as of the Effective Time that relate to matters that occurred prior to the Effective Time; provided, however, that Heartland Bank may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time; and provided, further, that Heartland Bank shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Shelby County Bank for such insurance ("SCB's Current Premium"), and if such premiums for such insurance would at any time exceed 200% of SCB's Current Premium, then Heartland Bank shall cause to be maintained policies of insurance which, in Heartland Bank's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of SCB's Current Premium.

      (d) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and their respective heirs and representatives.

      6.16. Adverse Actions. Heartland shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of
Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the Heartland Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

                                   SECTION 7

                 COVENANTS OF BLUE RIVER AND SHELBY COUNTY BANK

      Blue River and Shelby County Bank covenant and agree with Heartland and Heartland Bank as follows:

      7.01. Shareholder Approval.

      (a) Subject to Section 7.06 hereof and all applicable securities laws, Blue River shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Blue River. Blue River may at its option call the meeting to be held at such date as shall approximate the parties' reasonable expectations regarding the projected date for the Effective Time, taking into account the status of and progress of the parties toward obtaining all required bank regulatory approvals. Subject to Section 7.06 hereof, the Board of Directors of Blue River shall recommend to Blue River's shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Blue River's shareholders unless otherwise necessary under applicable fiduciary duties of Blue River's Board of Directors as determined by the Board of Directors of Blue River in good faith after consultation with legal counsel.

      (b) Subject to Section 7.06 hereof, Shelby County Bank shall submit this Agreement to Blue River, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Charter and By-laws of Shelby County Bank at a date reasonably in advance of the Effective Time. The Board of Directors of Shelby County Bank shall recommend approval of this Agreement and the Bank Merger to Blue River, as the sole shareholder of Shelby County Bank, and Blue River, as sole shareholder of Shelby County Bank, shall approve this Agreement and the Bank Merger.

      7.02. SEC Registration.

      (a) Blue River shall have primary responsibility for the preparation, filing and costs of, and shall as promptly as reasonably practicable following the date hereof, cause to be filed with the SEC, in a form reasonably acceptable to Blue River and Heartland, proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Heartland shareholders and to the Blue River shareholders at their respective shareholder meetings (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Blue River shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Blue River Common Stock in the Company Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Blue River shall use reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Company Merger and the transactions contemplated thereby.

      (b) Blue River shall, as promptly as practicable after receipt thereof, provide Heartland with copies of any written comments and advise Heartland of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Blue River shall provide Heartland with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Form S-4 prior to filing such with the SEC and will provide Heartland with a copy of all such filings made with the SEC.

      (c) Blue River shall use reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the Company Merger.

      (d) Blue River will advise Heartland, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Blue River Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

      (e) If at any time prior to the Effective Time any information relating to Blue River or Heartland, or their respective affiliates, officers or directors, should be discovered by, or communicated to, Blue River, which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Blue River shall, if not otherwise know by Heartland promptly notify Heartland and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Blue River and Heartland.

      7.03. Other Approvals and Actions.

      (a) Blue River shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Company Merger. Blue River shall file all bank holding company applications with respect to the Company Merger as soon as practicable after the execution of this Agreement. Blue River shall provide to Heartland's legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Heartland's legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Blue River shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Blue River and Heartland, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Company Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (b) Blue River and Shelby County Bank will proceed expeditiously, cooperate fully and use their reasonable efforts to assist Heartland Bank in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Bank Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (c) Any materials or information provided by Blue River or Shelby County Bank for use by Heartland or Heartland Bank in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

      (d) Blue River will use reasonable efforts to list for trading on the Nasdaq National Market System (subject to official notice of issuance), as the case may be, prior to the Effective Time, the shares of Blue River Common Stock to be issued in the Company Merger.

      7.04. Conduct of Business.

      (a) Except as set forth in the Blue River Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Blue River nor the Blue River Subsidiaries shall, without the prior written consent of Heartland or Heartland Bank:

                  (i) issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 217,350 shares of Blue River Common Stock under the Blue River Stock Option Plans;

                  (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in
                        Section 4.03 hereof;

                  (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that the Blue River Subsidiaries may pay cash dividends to Blue River in the ordinary course of business;

                  (iv) redeem or purchase any of its outstanding shares of common stock;

                  (v) merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

                  (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

                  (vii) issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

                  (viii) except for the acquisition or disposition in the
                         ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

                  (ix) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Blue River or the Blue River Subsidiaries of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

                  (x) promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Blue River or the Blue River Subsidiaries (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Blue River and the Blue River Subsidiaries which have been disclosed to Heartland);

                  (xi) except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Blue River or the Blue River Subsidiaries, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

                  (xii) except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Blue River or the Blue River Subsidiaries;

                  (xiii) hire or employ any new or additional officers of Blue River or the Blue River Subsidiaries, except as reasonably necessary for the proper operation of their respective businesses;

                  (xiv) elect or appoint any executive officers or directors of Blue River or the Blue River Subsidiaries who are not presently serving in such capacities;

                  (xv) except for technical corrections or clarifications amend, modify or restate Blue River's or the Blue River Subsidiaries' respective organizational documents (as described in Section 5.05 hereof) from those in effect on the date of this Agreement and delivered to Heartland hereunder;

                  (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Blue River or enter into any agreement or commitment relative to the foregoing;

                  (xvii) fail to continue to make additions to in accordance with the Blue River Subsidiaries' past practices and to otherwise maintain in all respects the Blue River Subsidiaries' reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

                  (xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

                  (xix) except for obligations disclosed within this Agreement or the Blue River Disclosure Schedule or incurred in the ordinary course of business, borrow any money;

                  (xx) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

                  (xxi) pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within this Agreement or the Blue River Disclosure Schedule; or

                  (xxii) enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      (b) Blue River and the Blue River Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on their respective assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Blue River and the Blue River Subsidiaries as of the date of this Agreement.

      7.05. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Blue River and the Blue River Subsidiaries shall: (a) carry on their respective businesses substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use their reasonable efforts to preserve their business respective organizations intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with them; (c) maintain all of the properties and assets that each of them owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which any one of them is a party or by which any one of them is or may be subject or bound.

      7.06. Other Negotiations.

      (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of Heartland, neither Blue River nor the Blue River Subsidiaries shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Blue River or the Blue River Subsidiaries or to which Blue River or the Blue River Subsidiaries may become a party (all such transactions are hereinafter referred to as "Blue River Acquisition Transactions").

      (b) Blue River shall promptly communicate to Heartland the terms of any proposal, indication of interest, or offer which Blue River or the Blue River Subsidiaries may receive with respect to a Blue River Acquisition Transaction. Blue River or the Blue River Subsidiaries may, in response to an unsolicited written proposal, indication of interest, or offer with respect to a Blue River Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Blue River Acquisition Transaction, in each case, only if Blue River's Board of Directors determines in good faith by majority vote, after consultation with Blue River's financial advisors and outside legal counsel in a meeting duly called and held in accordance with Blue River's Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of Blue River's Board of Directors to Blue River, and that the terms of the Blue River Acquisition Transaction are superior to the terms of the Company Merger from a financial point of view.

      (c) This Section 7.06 shall not authorize Blue River or the Blue River Subsidiaries or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to a Blue River Acquisition Transaction with a third party.

      7.07. Press Releases. Blue River shall use reasonable efforts (i) to develop a joint communications plan with Heartland, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with Heartland before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus, Blue River shall not issue any press release or otherwise make any public statement or disclosure concerning Heartland or Heartland Bank, their respective business, financial condition or results of operations without the consent of Heartland, which consent shall not be unreasonably withheld or delayed.

      7.08. Blue River Disclosure Schedule Update. Blue River shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Blue River Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Blue River Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Blue River contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Blue River Disclosure Schedule unless Heartland shall have first consented in writing with respect thereto.

      7.09. Information, Access Thereto, Confidentiality.

      (a) Heartland and its respective representatives and agents shall, upon 48 hours' prior notice and during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of Blue River and the Blue River Subsidiaries. Heartland and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Blue River and the Blue River Subsidiaries and of their financial and legal condition as they deem necessary or advisable; provided, however, that such access or investigation shall not interfere with the normal business operations of Blue River and the Blue River Subsidiaries. Blue River and the Blue River Subsidiaries will cooperate with Heartland and the Heartland Bank in their efforts to effect a smooth transition of operations following the Effective Time. In addition, Blue River and the Blue River Subsidiaries will cooperate with any environmental consulting firm designated by Heartland in connection with the conduct by such firm of an environmental investigation on all real property owned or leased by Blue River or the Blue River Subsidiaries as of the date of this Agreement and any real property acquired or leased by them after the date of this Agreement. Upon request, Blue River and the Blue River Subsidiaries shall furnish Heartland, or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by Heartland which has been or is developed by Blue River or the Blue River Subsidiaries, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Blue River or the Blue River Subsidiaries of any claim of attorney-client privilege), and will permit Heartland and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Blue River and the Blue River Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Heartland or its respective representatives or agents. Heartland shall not use any such information obtained pursuant to this Agreement for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Heartland or its representatives or agents in the course of such examination (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Heartland or, at Blue River's request, returned to Blue River in the event this Agreement is terminated as provided in
Section 9 hereof.

      (b) Blue River shall not use any information obtained pursuant to this Agreement or in contemplation of the Mergers, including any information obtained as a result of their officers and employees participating in training programs or meetings of Heartland or Heartland Bank, for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Blue River or the Blue River Subsidiaries or their representatives or agents pursuant to this Agreement or in contemplation of the Mergers (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Blue River or, at Heartland's request, returned to Heartland in the event this Agreement is terminated as provided in Section 9 hereof.

      (c) This Section 7.09 shall not require any party to disclose any information to any other party which would be prohibited by law; provided that, if any information is withheld on the basis that disclosure of such would be prohibited by law, such party shall advise the other party in writing of the type and nature of the information that is not being disclosed and the basis for that party's legal conclusion that providing that information would be illegal.

      7.10. Subsequent Blue River Financial Statements. As soon as reasonably available after the date of this Agreement, Blue River shall deliver to Heartland the monthly unaudited consolidated balance sheets and profit and loss statements of Blue River prepared for its internal use, TFR Reports of the Blue River Subsidiaries for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities, including the SEC, after the date hereof, to the extent permitted by law (collectively, the "Subsequent Blue River Financial Statements"). The Subsequent Blue River Financial Statements shall be prepared on a basis consistent with past accounting practices and accounting principles generally accepted in the United States applied on a consistent basis to the extent applicable (or, in the case of bank regulatory reports, in accordance with applicable instructions and bank regulatory accounting principles and practices) and shall present fairly in all material respects the financial condition, results of operations and cash flows of the reporting entity as of the dates and for the periods presented, subject to the absence of footnotes for interim statements.

      7.11. Employee Benefits.

      (a) Prior to the Closing Date, Heartland shall with Blue River cooperate in reviewing, evaluating and analyzing the Heartland Benefit Plans and Blue River Benefit Plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the Mergers. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by Blue River Benefit Plans, on the one hand, and those covered by Heartland Benefit Plans, on the other, at the Effective Time.

      (b) The foregoing notwithstanding, the Surviving Corporation agrees (i) to honor in accordance with their terms all benefits vested as of the date hereof under the Heartland Benefit Plans or the Blue River Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Disclosure Schedule and the Blue River Disclosure Schedule, and (ii) to continue, through at least the time period ending on the second anniversary of the Effective Time, the executive supplemental retirement income and split dollar insurance plans or arrangements with the four executive officers of Heartland and Heartland Bank who are named in the documents filed as Exhibits
10.2 through 10.5 to Heartland's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (the "Heartland Executives"), and which plans or arrangements are evidenced by Exhibits 10.1 through 10.5 to that report.

      7.12. Reports. Promptly upon its becoming available, Blue River shall furnish to Heartland one (1) copy of each financial statement, report, notice, or proxy statement sent by Blue River to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Blue River with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Blue River or the Blue River Subsidiaries is a party, other than orders in relation to non-dispositive motions that are entered in proceedings to which Blue River or the Blue River Subsidiaries are parties in connection with the ordinary course of their businesses.

      7.13. Indemnification.

      (a) From and after the Effective Time, Blue River shall indemnify, defend and hold harmless to the fullest extent permitted by applicable federal and state law (subject to the policies and principles of Federal Reserve Board Supervisory Letter SR 02-17 (July 8, 2002) and the laws and regulations referred to in such Letter) each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Heartland or was serving at the request of Heartland as a director or an officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan (collectively, the "Heartland Indemnitees") against any and all losses and expenses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Heartland Indemnitee's capacity as a director or officer (whether elected or appointed) of Heartland (or in the course of the requested service described above), to the fullest extent as such Heartland Indemnitees would have been entitled to such indemnity, defense and hold harmless protection under the provisions of Heartland's Articles of Incorporation or By-Laws in effect at the Effective Time.

      (b) In the event Blue River or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Blue River assume the obligations set forth in this Section 7.13.

      (c) Blue River shall maintain in effect for not less than two (2) years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by Heartland with respect to claims that may be made during that two-year period against the persons covered by such policies as of the Effective Time that relate to matters that occurred prior to the Effective Time; provided, however, that Blue River may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time; and provided, further, that Blue River shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Heartland for such insurance ("Heartland's Current Premium"), and if such premiums for such insurance would at any time exceed 200% of Heartland's Current Premium, then Blue River shall cause to be maintained policies of insurance which, in Blue River's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Heartland's Current Premium.

      (d) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Heartland Indemnitee and their respective heirs and representatives

      7.14. Adverse Actions. Blue River shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of
Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the Blue River Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

      7.15. By-Law Amendments; Directors; Officers; Resignations. Prior to the Effective Time, (a) Blue River shall amend and restate its Bylaws, subject to the consummation of the Company Merger and effective at the Effective Time, as may be necessary or appropriate to reflect or implement the changes in name, corporate structure, board of directors structure, and management structure that will result from the consummation of the Company Merger, the text of which amendment and restatement shall be subject to the consent of Heartand, which shall not be unreasonably withheld, (b) Blue River's Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fixed at nine, (c) the Blue River Board of Directors shall take such actions as are necessary to cause the persons indicated in Section 1.01(d) to be elected or appointed to the offices of the Surviving Corporation specified in such Section 1.01(d) as of the Effective Time, and (d) Blue River shall obtain (without the payment of any compensation therefor) the resignations, effective at the Effective Time, of those members of the Blue River Board of Directors and those officers of Blue River who are not among those who are listed in Section 1.01(e).

                                   SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGERS

      8.01. Blue River. The obligations of Blue River and Shelby County Bank to consummate the Mergers are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Blue River:

      (a) Representations and Warranties at Closing Date. Each of the representations and warranties of Heartland with respect to itself and Heartland Bank contained in this Agreement shall, subject to the Heartland Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Heartland, and Blue River shall have received a certificate signed on behalf of Heartland by the Chief Executive Officer and the Chief Financial Officer of Heartland to such effect.

      (b) Covenants. Each of the covenants and agreements of Heartland with respect to itself and Heartland Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Blue River shall have received a certificate signed on behalf of Heartland by the Chief Executive Officer and the Chief Financial Officer of Heartland to such effect.

      (c) Deliveries at Closing. Blue River shall have received from Heartland at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Blue River, set forth in Section 10.02(b) hereof.

      (d) Registration Statement Effective. Blue River shall have registered its shares of common stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the Securities Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Blue River. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

      (e) Redemption of Rights. Heartland shall have provided written certification to Blue River dated the Closing Date that the Rights granted to holders of Heartland Common Stock under the Rights Agreement have been redeemed, effective at the Effective Time.

      (f) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of Blue River reasonably determines in good faith would have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Mergers, by any Governmental Authority of competent jurisdiction, which makes the consummation of either of the Mergers illegal.

      (h) Heartland Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Heartland Bank shall have approved and adopted this Agreement as required by applicable law and Heartland Bank's Articles of Incorporation.

      (i) Blue River Shareholder Approval. The shareholders of Blue River shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Blue River as the sole shareholder of Shelby County Bank shall have approved and adopted this Agreement as required by applicable law and Shelby County Bank's Charter.

      (j) Tax Opinion. The Board of Directors of Blue River shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Closing Date, in form and content satisfactory to Blue River, to the effect that the Mergers to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Blue River, except with respect to cash received by Heartland shareholders for fractional shares resulting from application of the Exchange Ratio. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

      (k) Heartland Fairness Opinion. Heartland's investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Heartland) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Heartland from a financial point of view.

      (l) Blue River Fairness Opinion. Blue River's investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Blue River) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Blue River from a financial point of view.

      (m) NASDAQ Listing. Blue River shall have listed its shares of common stock to be issued to the shareholders of Heartland in accordance with this Agreement on either the NASDAQ SmallCap Market or the NASDAQ National Market System.

      (n) Dissenters Rights. Shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights under the IBCL shall not hold shares of Heartland Common Stock and Blue River Common Stock that, in the aggregate and giving effect to the conversion of Heartland Common Stock into Blue River Common Stock at the Exchange Ratio, would represent more than 10 percent of the number of shares of Blue River Common Stock that would be issued and outstanding immediately after the Effective Time had no shareholders of either company provided notice of their intent to exercise dissenters rights.

      8.02. Heartland. The obligations of Heartland and Heartland Bank to consummate the Mergers are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Heartland:

      (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Blue River with respect to itself and the Blue River Subsidiaries contained in this Agreement shall, subject to the Blue River Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Blue River, and Heartland shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Chief Financial Officer of Blue River to such effect.

      (b) Covenants. Each of the covenants and agreements of Blue River with respect to itself and the Blue River Subsidiaries shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Heartland shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Chief Financial Officer of Blue River to such effect.

      (c) Deliveries at Closing. Heartland shall have received from Blue River at the Closing the items and documents, in form and content reasonably satisfactory to Heartland, listed in Section 10.02(a) hereof.

      (d) Registration Statement Effective. Blue River shall have registered its shares of common stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the Securities Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Blue River. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

      (e) Redemption of Rights. Heartland shall have provided written certification to Blue River dated the Closing Date that the Rights granted to holders of Heartland Common Stock under the Rights Agreement have been redeemed, effective at the Effective Time.

      (f) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of Heartland reasonably determines in good faith would have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Mergers, by any Governmental Authority of competent jurisdiction, which makes the consummation of either of the Mergers illegal.

      (h) Heartland Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Heartland Bank shall have approved and adopted this Agreement as required by applicable law and Heartland Bank's Articles of Incorporation.

      (i) Blue River Shareholder Approval. The shareholders of Blue River shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Shelby County Bank shall have approved and adopted this Agreement as required by applicable law and Shelby County Bank's Charter.

      (j) Tax Opinion. The Board of Directors of Heartland shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Closing Date, in form and content satisfactory to Heartland, to the effect that the Mergers to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Heartland, except with respect to cash received by Heartland shareholders for fractional shares resulting from application of the Exchange Ratio. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

      (k) Heartland Fairness Opinion. Heartland's investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Heartland) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Heartland from a financial point of view.

      (l) Blue River Fairness Opinion. Blue River's investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Blue River) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Blue River from a financial point of view.

      (m) NASDAQ Listing. Blue River shall have listed its shares of common stock to be issued to the shareholders of Heartland in accordance with this Agreement on either the NASDAQ SmallCap Market or the NASDAQ National Market System.

      (n) Dissenters Rights. Shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights under the IBCL shall not hold shares of Heartland Common Stock and Blue River Common Stock that, in the aggregate and giving effect to the conversion of Heartland Common Stock into Blue River Common Stock at the Exchange Ratio, would represent more than 10 percent of the number of shares of Blue River Common Stock that would be issued and outstanding immediately after the Effective Time had no shareholders of either company provided notice of their intent to exercise dissenters rights.

                                   SECTION 9

                             TERMINATION OF MERGERS

      9.01. Manner of Termination. This Agreement and the Mergers may be terminated at any time prior to the Effective Time by written notice delivered by Blue River to Heartland, or by Heartland to Blue River, as follows:

      (a)   By Blue River or Heartland:

                  (i) if the Mergers contemplated by this Agreement have not been consummated by June 30, 2005; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 9.01(a)(i); or

                  (ii) if the respective Boards of Directors of Blue River and Heartland mutually agree to terminate this Agreement; or

                  (iii) if any of the conditions to the obligations of the
                        terminating party specified by Section 8 are not satisfied or waived on or prior to the Closing Date fixed by Section 10.01 (other than as a result of any willful breach of this Agreement by the terminating party), and any applicable cure period provided in this Agreement has lapsed.

      (b)   By Blue River, if:

                  (i) at any time prior to the Effective Time, Blue River's Board of Directors so determines, in the event of either:

                        (A) a breach by Heartland of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Heartland), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Heartland of such breach; or

                        (B) a breach by Heartland in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Heartland of such breach; or

                  (ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect, upon Heartland; or

                  (iii) Heartland fulfills the requirements of Section 6.01
                        hereof but the shareholders of Heartland do not approve and adopt the Company Merger and this Agreement by the requisite vote; or

                  (iv) After fulfillment of the requirements of Section 7.06 hereof, the Board of Directors of Blue River authorizes Blue River to enter into an agreement, arrangement or understanding with a third party with respect to a Blue River Acquisition Transaction.

      (c)   By Heartland, if:

                  (i) at any time prior to the Effective Time, Heartland's Board of Directors so determines, in the event of either

                        (A) a breach by Blue River of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Blue River), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

                        (B) a breach by Blue River in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

                  (ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect, upon Blue River; or

                  (iii) Blue River fulfills the requirements of Section 7.01 hereof but the shareholders of Blue River do not approve and adopt the Company Merger and this Agreement by the requisite vote; or

                  (iv)  After the fulfillment of the requirements of Section
                        6.06 hereof, the Board of Directors of Heartland authorizes Heartland to enter into an agreement, arrangement or understanding with a third party with respect to an Acquisition Transaction.

      9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of Blue River or Heartland and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 6.10 and 7.09 hereof and the Confidentiality Agreement dated April 26, 2004, by and between Blue River and Heartland (the "Confidentiality Agreement"); (ii) the payment of expenses set forth in Section 11.10 hereof; and (iii) the payment of equal portions of the fee of Crowe Chizek and Company LLC; provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   SECTION 10

                                     CLOSING

      10.01. Closing Date and Place. The closing of the Mergers ("Closing") shall take place in Indianapolis, Indiana, at a place designated by Blue River, on the last business day of the first month during which all of the conditions specified by subsections (f), (h) and (i) of Sections 8.01 and 8.02 have been satisfied, or on such later or earlier date as Heartland and Blue River may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time to occur, subject to satisfaction or waiver of all conditions to Closing, on the same date as the Closing Date.

      10.02. Deliveries.

      (a)   At the Closing, Blue River shall deliver to Heartland the following:

                  (i) the officers' certificates contemplated by Section 8.02 hereof;

                  (ii) copies of all approvals by government regulatory agencies addressed to or obtained by Blue River or Shelby County Bank that are necessary to consummate the Mergers;

                  (iii) copies of (A) the resolutions adopted by the Board of
                        Directors of Blue River certified by the Secretary of Blue River, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of Shelby County Bank, certified by its Secretary relative to the approval of this Agreement and Bank Merger;

                  (iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Heartland; and

                  (v) such other documents as Heartland or its legal counsel may reasonably request.

      (b)   At the Closing, Heartland shall deliver to Blue River the following:

                  (i) the officers' certificate contemplated by Section 8.01 hereof;

                  (ii) copies of all approvals by government regulatory agencies addressed to or obtained by Heartland or Heartland Bank necessary to consummate the Mergers;

                  (iii) copies of (A) the resolutions adopted by the Board of
                        Directors of Heartland certified by the Secretary of Heartland, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of Heartland Bank, certified by its Secretary relative to the approval of this Agreement and Bank Merger;

                  (iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Blue River; and

                  (v) such other documents as Blue River or its legal counsel may reasonably request.

                                   SECTION 11

                                  MISCELLANEOUS

      11.01. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

      11.02. Binding Effect; Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons, except that the provisions of
Section 6.15, 7.11(b)(ii), and 7.13, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, Heartland Indemnitee, and Heartland Executive, and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      11.03. Waiver; Amendment.

      (a) The parties may by an instrument in writing extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements set forth in this Agreement, except that the consideration to be received by the Heartland shareholders shall not be decreased, or increased, by such an amendment following the adoption and approval of the Company Merger and this Agreement by the Heartland shareholders and the Blue River shareholders, respectively. Either of the holding company parties by an instrument in writing
(i) may waive any inaccuracies in the representations or warranties of the other holding company party or its subsidiaries contained in this Agreement or in any document delivered pursuant hereto; (ii) waive the performance by the other holding company party or its subsidiaries of any of the covenants or agreements to be performed by it or them under this Agreement; or (iii) waive the satisfaction or fulfillment of any condition, the satisfaction or fulfillment of which is a condition to the obligation of the holding company party so waiving to consummate the Mergers. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

      (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

      11.04. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight courier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

     If to Blue River or Shelby County Bank:    with a copy to (which shall not
                                                constitute notice):

    Blue River Bancshares, Inc.                 Krieg DeVault LLP
    29 East Washington Street                   One Indiana Square, Suite 2800
    Shelbyville, Indiana  46176                 Indianapolis, Indiana 46204-2017
    ATTN: Russell Breeden, III                  ATTN: Michael J. Messaglia, Esq.
    Telephone:  (317) 681-1233                  Telephone: (317) 238-6249
    Fax:  (317) 681-1333                        Fax: (317) 636-1507
    If to Heartland or Heartland Bank           with a copy to (which shall not
                                                constitute notice):

    Heartland Bancshares, Inc.                  Ice Miller
    420 North Morton Street                     One American Square
    Franklin, Indiana  46131                    Box 82001
    ATTN:  Steven L. Bechman                    Indianapolis, Indiana  46282
    Telephone:  (317) 738-3915                  ATTN: Mark B. Barnes, Esq.
    Fax:  (317) 736-5022                        Telephone: (317) 236-2456
                                                Fax:  (317) 592-4868

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed; and the next business day after timely delivery to a recognized overnight courier service, if delivered by overnight courier.

      11.05. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

      11.06. Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      11.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

      11.08. Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Court of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      11.09. Entire Agreement. This Agreement and, when executed and delivered, the Option Agreements, supersede, terminate and render of no further force or effect all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Mergers or matters contemplated herein and constitutes the entire agreement between the parties hereto, except for the Confidentiality Agreement, which shall continue in full force and effect following the date hereof. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

      11.10. Expenses. Blue River and Shelby County Bank shall pay their expenses incidental to the Mergers contemplated hereby. Heartland and Heartland Bank shall pay their expenses incidental to the Mergers contemplated hereby.

      11.11. Certain References.

      (a) Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when Shelby County Bank is open for the transaction of business.

      (b) References contained herein to the knowledge of either Heartland or Blue River shall refer to the actual knowledge of the directors and executive officers of Heartland or Blue River, as the case may be.

         IN WITNESS WHEREOF, Blue River, Shelby County Bank, Heartland and Heartland Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                   BLUE RIVER BANCSHARES, INC.

                                   By:  /s/ Russell Breeden, III
                                       ------------------------------------
                                        Russell Breeden, III, Chairman and
                                        Chief Executive Officer

ATTEST:
By:  /s/ Randy J. Collier
    ----------------------------
     Randy J. Collier, Secretary

                                   SHELBY COUNTY BANK

                                   By:  /s/ Lawrence T. Toombs
                                       ------------------------------------
                                        Lawrence T. Toombs, President

ATTEST:
By:  /s/ D. Warren Robison
    -----------------------------
     D. Warren Robison, Secretary

                                   HEARTLAND BANCSHARES, INC.

                                   By:  /s/ Steven L. Bechman
                                       ---------------------------------------
                                        Steven L. Bechman, President and Chief
                                        Executive Officer

ATTEST:
By:  /s/ Jeffrey L. Goben
    ----------------------------
     Jeffrey L. Goben, Secretary

                                   HEARTLAND COMMUNITY BANK

                                   By:  /s/ Steven L. Bechman
                                       ---------------------------------------
                                        Steven L. Bechman, President and Chief
                                        Executive Officer

ATTEST:
By:  /s/ Jeffrey L. Goben
    ----------------------------
     Jeffrey L. Goben, Secretary

                                VOTING AGREEMENT

      Each of the undersigned directors of Heartland Bancshares, Inc. ("Heartland") hereby (a) agrees in his or her capacity as a director to recommend to Heartland's shareholders the approval of this Agreement and the Company Merger, except as otherwise provided in Sections 6.01 and 6.06 of this Agreement, and (b) agrees in his or her individual capacity to vote his or her shares of Heartland common stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Heartland Common Stock owned jointly with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Heartland with the purpose of avoiding his agreements set forth in the preceding sentence.

      Dated this 31st day of August, 2004.

                                           /s/ John Norton
                                           -------------------------------------

                                           /s/ Sharon K. Acton
                                           -------------------------------------

                                           /s/ Gordon R. Dunn
                                           -------------------------------------

                                           /s/ Jeffrey L. Goben
                                           -------------------------------------

                                           /s/ J. Michael Jarvis
                                           -------------------------------------

                                           /s/ Patrick A. Sherman
                                           -------------------------------------

                                           /s/ Steve Bechman
                                           -------------------------------------

                                           /s/ Robert L. Richardson*
                                           -------------------------------------


* Agrees only to Part B

                                VOTING AGREEMENT

      Each of the undersigned directors of Blue River Bancshares, Inc. ("Blue River") hereby (a) agrees in his capacity as a director to recommend to Blue River's shareholders the approval of this Agreement and the Company Merger, except as otherwise provided in Sections 7.01 and 7.06 of this Agreement, and
(b) agrees in his individual capacity to vote his shares of Blue River Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of Blue River Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Blue River with the purpose of avoiding his agreements set forth in the preceding sentence.

      Dated this 31st day of August, 2004.

                                             /s/ Russell Breeden, III
                                             -------------------------------
                                             Russell Breeden, III

                                             /s/ Steven R. Abel
                                             -------------------------------
                                             Steven R. Abel

                                             /s/ Lawrence T. Toombs
                                             -------------------------------
                                             Lawrence T. Toombs

                                             /s/ Wendell L. Bernard
                                             -------------------------------
                                             Wendell L. Bernard

                                             /s/ Peter G. DePrez
                                             -------------------------------
                                             Peter G. DePrez

                                             /s/ Wayne C. Ramsey
                                             -------------------------------
                                             Wayne C. Ramsey

                                             /s/ John R. Owens
                                             -------------------------------
                                             John R. Owens

                                             /s/ Robert J. Salyers
                                             -------------------------------
                                             Robert J. Salyers

                              SCHEDULE OF EXHIBITS

Exhibit A - Form of Heartland Stock Option Agreement

Exhibit B - Form of Blue River Stock Option Agreement

Exhibit C - Amended and Restated Articles of Incorporation

Exhibit D - Form of Bank Merger Agreement

Exhibit E - Form of Heartland Affiliate Agreement